Exhibit 10.1

LOAN AGREEMENT

Dated as of May 11, 2023

Among

BEACH HOUSE OWNER, LLC,
as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION and CITI REAL ESTATE FUNDING INC.,
collectively, as Lender

Soho House Beach House (Miami)

TABLE OF CONTENTS

Page

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1
Section 1.1 Definitions	1
Section 1.2 Principles of Construction	42
ARTICLE II – GENERAL TERMS	42
Section 2.1 Loan Commitment; Disbursement to Borrower	42
2.1.1 Agreement to Lend and Borrow	42
2.1.2 Single Disbursement to Borrower	43
2.1.3 The Note, Mortgage and Loan Documents	43
2.1.4 Use of Proceeds	43
Section 2.2 Interest Rate	43
2.2.1 Interest Rate	43
2.2.2 Interest Calculation	43
2.2.3 Default Rate	43
2.2.4 Usury Savings	43
Section 2.3 Loan Payment	44
2.3.1 Monthly Debt Service Payments	44
2.3.2 Payments Generally	44
2.3.3 Payment on Maturity Date	44
2.3.4 Late Payment Charge	44
2.3.5 Method and Place of Payment	44
Section 2.4 Prepayments	44
2.4.1 Voluntary Prepayments	44
2.4.2 Mandatory Prepayments	45
2.4.3 Prepayments After Default	45
2.4.4 Application of Payments to Notes	45
Section 2.5 Defeasance	45
2.5.1 Voluntary Defeasance	45
2.5.2 Collateral	47
2.5.3 Successor Borrower	48
Section 2.6 Release of Property	48
2.6.1 Release of Property Upon Payment in Full	48
Section 2.7 Lockbox Account/Cash Management	48
2.7.1 Lockbox Account	48
2.7.2 Cash Management Account	50
Section 2.8 Withholding Taxes	50
ARTICLE III – CONDITIONS PRECEDENT	54
Section 3.1 Conditions Precedent to Closing	54
ARTICLE IV – REPRESENTATIONS AND WARRANTIES	54
Section 4.1 Borrower Representations	54

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4.1.1 Organization	54
4.1.2 Proceedings	54
4.1.3 No Conflicts	54
4.1.4 Litigation	55
4.1.5 Agreements	55
4.1.6 Title	55
4.1.7 Solvency	55
4.1.8 Full and Accurate Disclosure	56
4.1.9 ERISA	56
4.1.10 Compliance	57
4.1.11 Financial Information	57
4.1.12 Condemnation	57
4.1.13 Federal Reserve Regulations	58
4.1.14 Utilities and Public Access	58
4.1.15 Not a Foreign Person	58
4.1.16 Separate Lots	58
4.1.17 Assessments	58
4.1.18 Enforceability	58
4.1.19 Assignment of Leases	58
4.1.20 Insurance	59
4.1.21 Use of Property	59
4.1.22 Certificate of Occupancy; Licenses	59
4.1.23 Flood Zone	59
4.1.24 Physical Condition	59
4.1.25 Boundaries	59
4.1.26 Leases	59
4.1.27 Survey	60
4.1.28 Inventory	60
4.1.29 Filing and Recording Taxes	60
4.1.30 Special Purpose Entity/Separateness	60
4.1.31 Management Agreement	65
4.1.32 Illegal Activity	65
4.1.33 No Change in Facts or Circumstances; Disclosure	65
4.1.34 Investment Company Act	65
4.1.35 Embargoed Person	65
4.1.36 Principal Place of Business; State of Organization	66
4.1.37 Environmental Representations and Warranties	66
4.1.38 Cash Management Account	66
4.1.39 Taxes	67
4.1.40 Anti-Corruption	67
4.1.41 PIP	67
4.1.42 Contracts	67
4.1.43 Hotel Matters and Intellectual Property	68
4.1.44 Property Document Representations.	68
4.1.45 Soho Club.	69
4.1.46 Liquor License.	69

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4.1.47 Labor Agreements.	69
4.1.48 License Agreement and Sublicense Agreement.	69
Section 4.2 Survival of Representations	70
ARTICLE V – BORROWER COVENANTS	70
Section 5.1 Affirmative Covenants	70
5.1.1 Existence; Compliance with Legal Requirements	70
5.1.2 Taxes and Other Charges	71
5.1.3 Litigation	72
5.1.4 Access to Property	72
5.1.5 Notice of Default	72
5.1.6 Cooperate in Legal Proceedings	72
5.1.7 Perform Loan Documents	72
5.1.8 Award and Insurance Benefits	72
5.1.9 Further Assurances	72
5.1.10 Principal Place of Business, State of Organization	73
5.1.11 Financial Reporting	74
5.1.12 Business and Operations	76
5.1.13 Title to the Property	77
5.1.14 Costs of Enforcement	77
5.1.15 Estoppel Statement	77
5.1.16 Loan Proceeds.	78
5.1.17 Performance by Borrower	79
5.1.18 Confirmation of Representations	79
5.1.19 Environmental Covenants	79
5.1.20 Leasing Matters	81
5.1.21 Alterations	82
5.1.22 Operation of Property	83
5.1.23 Embargoed Person	84
5.1.24 Payment of Obligations	84
5.1.25 Taxes	84
5.1.26 Permits; Intellectual Property	84
5.1.27 Soho Club	86
5.1.28 Major Contracts	87
5.1.29 License Agreement and Sublicense Agreement.	87
5.1.30 Property Document Covenants.	88
5.1.31 Required Repairs	89
5.1.32 HVCRE.	89
5.1.33 Recognition Agreements.	89
Section 5.2 Negative Covenants	89
5.2.1 Operation of Property	89
5.2.2 Liens	89
5.2.3 Dissolution	90
5.2.4 Change In Business	90
5.2.5 Debt Cancellation	90
5.2.6 Zoning	90
5.2.7 No Joint Assessment	90

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5.2.8 Intentionally Omitted	90
5.2.9 ERISA	90
5.2.10 Transfers	91
ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION	97
Section 6.1 Insurance	97
Section 6.2 Casualty	101
Section 6.3 Condemnation	101
Section 6.4 Restoration	102
ARTICLE VII – RESERVE FUNDS	106
Section 7.1 Intentionally Omitted	106
Section 7.2 Tax and Insurance Escrow Fund	106
Section 7.3 Intentionally Omitted	107
Section 7.4 Intentionally Omitted	107
Section 7.5 FF&E Reserve	107
7.5.1 Deposits to FF&E Reserve Fund	107
7.5.2 Disbursements of FF&E Reserve Fund	107
Section 7.6 Seasonality Reserve Fund	109
7.6.1 Deposits to Seasonality Reserve Fund	109
Section 7.7 Excess Cash Flow Reserve Fund	110
7.7.1 Deposits to Excess Cash Flow Reserve Fund	110
7.7.2 Release of Excess Cash Flow Reserve Funds	110
Section 7.8 Reserve Funds, Generally	110
Section 7.9 Provisions Regarding Letter of Credit	111
7.9.1 Delivery of Letters of Credit	111
7.9.2 Security for Debt	111
7.9.3 Additional Rights of Lender	112
ARTICLE VIII – DEFAULTS	112
Section 8.1 Event of Default	112
Section 8.2 Remedies	117
Section 8.3 Remedies Cumulative; Waivers	118
ARTICLE IX – SPECIAL PROVISIONS	119
Section 9.1 Securitization	119
9.1.1 Sale of Notes and Securitization	119
9.1.2 Securitization Costs	121
9.1.3 Mezzanine Loan	121
Section 9.2 Securitization Indemnification	122
Section 9.3 Exculpation	125
Section 9.4 Matters Concerning Manager	128
Section 9.5 Servicer	128
Section 9.6 Matters Concerning Licensor	129
ARTICLE X – MISCELLANEOUS	129
Section 10.1 Survival	129

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SCHEDULES AND EXHIBITS

Schedule 1.1 – Liquor License

Schedule 1.2 – Ratable Share

Schedule 4.1.1 – Organizational Chart of Borrower

Schedule 4.1.26 – Rent Roll

Schedule 4.1.47 – Soho Club Membership Report

Schedule 5.1.31 Required Repairs – Deadlines for Completion]

Exhibit A-1 – A-4 – Tax Compliance Certificates

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 11, 2023 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and/or assigns, “JPM”), CITI REAL ESTATE FUNDING INC., a New York corporation, having an address at 388-390 Greenwich Street, Trading Floor 4, New York, New York 10013 (together with its successors and/or assigns, “Citi”; and each of Citi and JPM, together with their respective successors and/or assigns, collectively, “Lender”), and BEACH HOUSE OWNER, LLC, a Delaware limited liability company, having its principal place of business at 515 West 20th Street, New York, New York 10011 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

= USActive 58888740.10

“Administrative Agent” shall have the meaning set forth in Section 10.26(a) hereof.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Affiliated Tenant” shall mean any Tenant in which Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of Borrower and Operating Lessee in accordance with Section 5.1.11(f) hereof for the applicable Fiscal Year or other period.

“Anti-Corruption Obligation” shall have the meaning set forth in Section 4.1.40 hereof.

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Approved FF&E Expenses” shall mean amounts expended by Borrower or Operating Lessee for FF&E and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally-recognized statistical rating agency which has, in each case, been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Management Agreement” shall mean any assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably satisfactory to Lender), executed and delivered to Lender by Borrower and Manager in accordance with the terms hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-in Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-in Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or to take action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Actual Knowledge” shall mean the actual knowledge of Thomas Allen, Amy Cheema, James King and Jarrett Stuhl and any other employees of Guarantor or Soho Group that shall succeed to their current positions, in each case after conducting such due diligence as each of them, as senior executives and/or employees of experienced investors in commercial properties and/or operators of commercial properties similar to the Property, as applicable, have reasonably deemed appropriate in connection with the ownership of the Property and the borrowing of the Loan. Borrower hereby represents and warrants that Thomas Allen, Amy

Cheema, James King and Jarrett Stuhl are the individuals that have the appropriate expertise and familiarity with the Property to be the “knowledge” party hereunder. In the event that such persons are no longer employed by Guarantor or Soho Group, Borrower shall promptly notify Lender and identify an individual to succeed such person hereunder and under the other Loan Documents for purposes of this definition.

“Broker” shall have the meaning set forth in Section 10.21 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Operating Lessee and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean the bank or banks selected by Lender to maintain the Cash Management Account or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement. Lender may in its sole discretion change the Cash Management Bank from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Operating Lessee; (c) any Bankruptcy Action of Manager; or (d) a DSCR Trigger Event.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.35 to 1.00 or greater for one (1) quarter based upon the trailing twelve (12) month period immediately preceding the date of determination, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), or (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of such Bankruptcy Action, provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such

Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. In no event shall Borrower be entitled to cure a Cash Sweep Event caused by a Bankruptcy Action of Borrower or Operating Lessee.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties under the applicable organizational documents, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in Section 10.26(a) hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.8 Taxes or branch profits Section 2.8 Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.

“Cowshed Products Limited” shall mean Soho House Limited, a limited company formed under the United Kingdom.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, if applicable, the Defeasance Payment Amount, any Yield Maintenance Premium and any Yield Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period for the Property as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 3% of Gross Income from Operations and (2) the actual management fees incurred, and (B) FF&E Reserve Fund contributions equal to four percent (4%) of Room and F&B Revenue; and

(b) the denominator is the aggregate amount of Debt Service for such period.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof (including, without limitation, any fees and expenses of accountants, attorneys and the Approved Rating Agencies incurred in connection therewith).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.

“DSCR Trigger Event” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 1.30 to 1.00.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a short-term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s) and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) each of JPMorgan Chase Bank, National Association and Bank of America, National Association, provided that the rating by S&P and the other Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) hereof.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti‑terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C.

§§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower, Operating Lessee and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with environmental permits or other authorization for lawful activity; (d) relating to nuisance, trespass or other causes of action related to the Property; (e) relating to wrongful death or personal injury resulting from environmental conditions or exposure to Hazardous Substances; or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at the Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“Equipment” shall mean any equipment now owned or hereafter acquired by Borrower and/or Operating Lessee which is used at or in connection with the Improvements or the Property or is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and/or Operating Lessee and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Collateral” shall have the meaning set forth in Section 9.1.3 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of Borrower’s, Operating Lessee’s or Guarantor’s controlled group, under common control with Borrower, Operating Lessee or Guarantor, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Operating Lessee, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Operating Lessee, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(e) of the Internal Revenue Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Operating Lessee, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA or (j) the receipt by Borrower, Operating Lessee, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.7.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Taxes” shall mean any of the following Section 2.8 Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Section 2.8 Taxes imposed on or measured by net income (however denominated), franchise Section 2.8 Taxes, and branch profits Section 2.8 Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Section 2.8 Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Section 2.8 Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Section 2.8 Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Section 2.8 Taxes attributable to such Lender’s failure to comply with Section 2.8(e) and (d) any U.S. federal withholding Section 2.8 Taxes imposed under FATCA.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(g) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code.

“FF&E” shall mean, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, all other customary hotel, bar, restaurant, spa, beach club and casino resort equipment and other tangible property owned by Borrower and Operating Lessee, or in which Borrower and Operating Lessee or has or shall have an interest, now or hereafter located at the Property and useable in connection with the present or future operation and occupancy of the Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel, bar, restaurant, spa, beach club inventory and similar items, whether used in connection with public space or guest rooms, or (b) items owned by tenants or by third party operators.

“FF&E Monthly Deposit” shall have the meaning set forth in Section 7.5.1.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.5.1.

“FF&E Reserve Funds” shall have the meaning set forth in Section 7.5.1.

“FF&E Work” shall mean the replacement of FF&E.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower or Operating Lessee which is so related to the Land and the Improvements forming part of the Property that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non‑U.S. law that is maintained or contributed to by Borrower, Operating Lessee, Guarantor or any ERISA Affiliate.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is not subject to U.S. law and is maintained or contributed to by Borrower, Operating Lessee, Guarantor or any ERISA Affiliate.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code, that holds the Note or a portion thereof.

“Gross Income from Operations” shall mean all sustainable income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower, Operating Lessee, or Manager for the use, occupancy or enjoyment of the Property, the Soho Club operations or the Operating Lessee Collateral, or any part thereof, or received by Borrower, Operating Lessee, or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds, and (g) revenues and proceeds received from operation of the Soho Club (including, without limitation, any proceeds from the sale of memberships in the Soho Club, and any fees or dues paid by Soho Club Members under the Soho Club Membership Agreements); but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, Operating Lessee or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; and (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Guarantor” shall mean US AcquireCo, Inc., a Delaware corporation and any Replacement Guarantor.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HVCRE Loan” shall mean a loan that, under laws and regulations governing federally chartered banks, could reasonably be classified as a “High Volatility Commercial Real Estate Loan” (as such term is defined in such laws and regulations).

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (d) obligations of such Person under letters of credit; (e) obligations of such Person under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations of such Person under PACE Loans, and (h) obligations of such Person secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (without duplication) Lender and, its designee, (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the

Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Section 2.8 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower, Operating Lessee or Operating Lessee Pledgor and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower, Operating Lessee or Operating Lessee Pledgor or any of their equityholders or Affiliates (other than as an Independent Director of Borrower, Operating Lessee or Operating Lessee Pledgor or an Affiliate of Borrower, Operating Lessee Operating Lessee Pledgor that does not own a direct or indirect ownership interest in Borrower, Operating Lessee or Operating Lessee Pledgor and that is required by a creditor to be a special purpose entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, Operating Lessee or Operating Lessee Pledgor or any of their equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, Operating Lessee or Operating Lessee Pledgor or any of their Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower, Operating Lessee or Operating Lessee Pledgor that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of Borrower, Operating Lessee and/or Operating Lessee Pledgor, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower, Operating Lessee and/or Operating Lessee Pledgor in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Gabell Beaver LLC in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned or hereto after acquired by Soho House Limited or any Affiliate thereof or other Person, including inventions, designs, utility models, patents, licenses, franchises, trademarks, trademark rights, names, logos, colors, service marks, photographs, trade dress, identifying features of Soho House, trade names, trade name rights, trade secrets, copyrights, domain names, mobile applications, software and databases and all embodiments or fixations thereof and all related documentation, registrations and franchises, and all additions, improvements and accessions to any of the foregoing used in connection with the conduct of the business of Borrower and/or Operating Lessee.

“Interest Rate” shall mean a rate of 6.99% per annum.

“Labor Agreements” shall have the meaning set forth in Section 4.1.47 hereof.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower or Operating Lessee (other than the Operating Lease), and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Operating Lessee, the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Operating Lessee at any time in force affecting Borrower, Operating Lessee, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns and, for purposes of Section 2.8, its participants. If the beneficial owner of the Loan for U.S. federal income tax purposes is a REMIC or a Grantor Trust, Lender shall mean the REMIC or Grantor Trust, as applicable.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to Lender and satisfying rating agency criteria (being either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

“License Agreement” shall mean, individually and/or collectively, as the context may require (i) that certain License Agreement, dated as of February 27, 2019, by and between Licensor and Operating Lessee, as amended by that certain First Amendment to License Agreement, dated as of the date hereof, and (ii) that certain License Agreement, dated as of February 27, 2019, by and between Licensor and Operating Lessee, as amended by that certain First Amendment to License Agreement, dated as of the date hereof.

“License Fees” shall mean, collectively, the “License Fee” as defined in each of the License Agreements.

“Licensor” shall mean, individually or collectively as the context may require, Soho House Limited and Cowshed Products Limited.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan, or any other encumbrance, charge or transfer of, on or affecting Borrower, Operating Lessee, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor License” shall mean the liquor license described on Schedule 1.1 attached hereto as the foregoing may be replaced, extended, amended or modified from time to time in accordance with the terms and provisions of this Agreement.

“Liquor License Cooperation Agreement” shall mean that certain Cooperation Agreement Regarding Liquor License, dated as of the date hereof, by and among Borrower, Liquor License Holder and Lender, as the same may be extended, amended, restated, replaced, supplemented or otherwise modified from time to time.

“Liquor License Holder” shall mean Operating Lessee.

“Liquor Licensor” shall mean Soho House Beach House LLC, a Delaware limited liability company.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, the Subordination of Operating Lease, the Operating Lessee Joinder, the Transition Services Agreement, the Liquor License Cooperation Agreement, the Operating Lessee Security Agreement, the Operating Lessee Pledge Agreement, the License Agreement, the Sublicense Agreement and all other documents and instruments now or hereafter executed and/or delivered by Borrower, Operating Lessee, or Guarantor with respect to the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean that certain Blocked Account Control Agreement to be entered into among Borrower, Lender, and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Major Contract” shall mean (i) any management (other than the Management Agreement), brokerage or leasing agreement entered into by Borrower or Operating Lessee (or assumed by Borrower or Operating Lessee) or (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include contracts pursuant to which Borrower or Operating Lessee is required to pay an amount in excess of $750,000.00 per year or which extend beyond one year (unless cancelable on thirty (30) days or less notice)) entered into by Borrower or Operating Lessee (or assumed by Borrower or Operating Lessee), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property or the Operating Lessee Collateral, whether written or oral.

“Management Agreement” shall mean any management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean any entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Action” shall mean to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, or (iv) the ability of Borrower and/or Guarantor to perform its obligations under the Mortgage or the other Loan Documents.

“Maturity Date” shall mean June 1, 2033 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Option” shall have the meaning set forth in Section 9.1.3 hereof.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for Accrual Period immediately preceding the applicable Payment Date, in each case calculated in accordance with Section 2.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, that certain first priority Second Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which Borrower, Operating Lessee, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, Operating Lessee, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Operating Lessee, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Operating Lessee, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Named Storm Coverage Amount” shall have the meaning set forth in Section 7.3.1.

“Named Storm Coverage Premium Cap” shall have the meaning set forth in Section 7.3.1.

“Named Storm Coverage Reserve Account” shall have the meaning set forth in Section 7.3.1.

“Named Storm Coverage Reserve Funds” shall have the meaning set forth in Section 7.3.1.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.3 hereof.

“Note” shall mean, individually and/or collectively, as the context may require, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and Note A-7.

“Note A-1” shall mean that certain Promissory Note A-1, dated the date hereof, in the principal amount of $35,000,000.00, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2” shall mean that certain Promissory Note A-2, dated the date hereof, in the principal amount of $24,500,000.00, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-3” shall mean that certain Promissory Note A-3, dated the date hereof, in the principal amount of $20,000,000.00, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-4” shall mean that certain Promissory Note A-4, dated the date hereof, in the principal amount of $14,000,000.00, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-5” shall mean that certain Promissory Note A-5, dated the date hereof, in the principal amount of $21,500,000.00, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-6” shall mean that certain Promissory Note A-6, dated the date hereof, in the principal amount of $15,000,000.00, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-7” shall mean that certain Promissory Note A-7, dated the date hereof, in the principal amount of $10,000,000.00, made by Borrower in favor of Citi, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property or Soho Club operations (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Property, or (iv) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense), incurred by Borrower, Operating Lessee or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits; (c) the cost of all other goods and services obtained by Borrower, Operating Lessee or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower, Operating Lessee or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower or Operating Lessee (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; provided, however, that if such costs and expenses have not been included in an approved budget, then if such costs in this clause (h) exceed $25,000 (or $5,000 for any Affiliate of Borrower or Operating Lessee) in any one instance the same shall be subject to approval by Lender; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in Borrower’s system; (k) the cost associated with any retail Leases; (l) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (m) any franchise fees, license fees or other fees and reimbursables paid or payable to Licensor under the License Agreement (including the License Fees); and (n) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean that certain Amended and Restated Agreement of Lease, dated February 27, 2019, as amended by that certain First Amendment to Amended and Restated Agreement of Lease, dated as of the date hereof.

“Operating Lessee” shall mean Soho House Beach House, LLC, a Delaware limited liability company.

“Operating Lessee Collateral” shall mean the “Collateral”, as defined in the Operating Lessee Security Agreement.

“Operating Lessee Joinder” shall mean that certain Joinder and Agreements Regarding Operating Lease, dated as of the date hereof, among Operating Lessee, Guarantor, Soho Group, Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Lessee Lease Guaranty” shall mean those certain guaranty agreements each dated the date hereof by Guarantor and Soho Group in favor Borrower guarantying the payment and performance of Operating Lessee’s obligations under the Operating Lease.

“Operating Lessee Obligations” shall have the meaning set forth in Section 10.27 hereof.

“Operating Lessee Pledge Agreement” shall mean that certain Operating Lessee Pledge and Security Agreement, dated as of the date hereof, from Operating Lessee Pledgor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Lessee Pledgor” shall mean Operating Tenant (SHBH) Owner, LLC, a Delaware limited liability company.

“Operating Lessee Security Agreement” shall mean that certain Operating Lessee Security Agreement and Assignment of Leases and Rents dated the date hereof, executed and delivered by Operating Lessee to Borrower as security for Operating Lessee’s obligations under the Operating Lease.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean Section 2.8 Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Section 2.8 Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Section 2.8 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Section 2.8 Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Participant Register” shall have the meaning set forth in Section 9.1.1(g) hereof.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Defeasance Date” shall mean the earlier of (i) the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized and (ii) the third (3rd) anniversary of the first Payment Date.

“Permits” shall mean all certificates, licenses, permits, franchises, certificates of occupancy, consents, and other approvals of any Governmental Authority necessary for the operation of the Property and the conduct of Borrower’s and Operating Lessee’s business (including, without limitation, all required zoning, building code, land use, environmental, public assembly and other similar permits or approvals).

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any certificate administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Approved Rating Agency to any Securities as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully guaranteed obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated system-wide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations (1) rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less and (2)(A) if it has a term of thirty (30) days or less, the short-term obligations of which are rated in the highest short-term rating category by Moody’s or the long-term obligations of which are rated at least “A2” by Moody’s, (B) if it has a term of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (C) if it has a term of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s, and (D) if it has a term of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following DBRS rating categories: (1) for maturities less than three months, a short term rating by DBRS of R-1 (high) and (2) for maturities greater than three months, a long-term rating by DBRS of AAA;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following DBRS rating categories: (i) for maturities less than six months, a short-term rating by DBRS of R-1(high) and for maturities greater than six months, a long-term rating by DBRS of AAA;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Par Prepayment Date” shall mean the Payment Date which is six (6) months prior to the Maturity Date.

“Permitted Prepayment Date” shall mean the second (2nd) anniversary of the first Payment Date.

“Permitted Soho House Program Modifications” shall have the meaning set forth in Section 5.1.12 hereof.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, and (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“PIP” shall mean a property improvement plan with respect to the Property.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Plan Asset Regulations” shall have the meaning set forth in Section 5.2.9(b)(i) hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Property” shall mean the parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Property Document” shall mean, individually or collectively (as the context may require), the following: (i) that certain Amended and Restated Declaration of Restrictions, Covenants and Reciprocal Easements recorded in Official Records Book 26644, Page 516 of the Public Records of Miami-Dade County, Florida (the “Declaration”) and (ii) that certain Declaration of Restrictions recorded in Official Records Book 27006, Page 1117, as affected by that certain Modified and Restated Declaration of Restrictions recorded in Official Records Book 27420, Page 0144 of the Public Records of Miami-Dade County, Florida, as any of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Property Document Event” shall mean any event which would, directly or indirectly cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Property Document Provisions” shall mean the representations, covenants and other terms and conditions of this Agreement and the other Loan Documents contained in Sections 4.1.44 and 5.1.30 of this Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Operating Lessee, Guarantor and/or Manager.

“Qualified Equity Owner” shall mean any United States domiciled insurance company, religious or educational institution’s employee welfare, benefit, pension or retirement fund, federal, state or municipal employee’s welfare, benefit, pension or retirement fund, REIT, private equity fund, hedge fund, sovereign wealth fund or any other entity actively engaged in commercial real estate investment and/or financing, or any combination of the preceding entities, or any other Person or Persons with a long term unsecured debt rating from the Rating Agencies of at least “BBB” or “Baa2”, or the equivalent, in each case on the condition that such Qualified

Equity Owner (i) is recognized as a reputable investor, and (ii) owns assets or has assets under management in excess of Five Hundred Million and No/100 Dollars ($500,000,000).

“Qualified Equity Owner Requirements” shall mean the following: (a) no Event of Default shall have occurred and be continuing or would occur as a result of any such Transfer, (b) after giving effect to any such Transfer, a Qualified Equity Owner shall (1) (x) own, directly or indirectly, at least 50.1% of all legal, beneficial and economic interests in Borrower, Operating Lessee, and Operating Lessee Pledgor, and (y) Control Borrower, Operating Lessee, and Operating Lessee Pledgor, and (2) own, directly or indirectly, the Controlling interest in the Soho US Transferred Assets, (c) after giving effect to any such Transfer, the Property will continue to be operated, in accordance with the terms of this Agreement (including, without limitation, Section 5.1.27(f) hereof), as a private club, hotel and restaurant under the name of “Soho House Club” or “Soho Beach House” or as a “Soho House Club” or “Soho Beach House” or “Soho House” in a manner substantially similar to other so-called “Soho Houses” and private clubs and hotels operated by Soho Group and its Affiliates under the brand “Soho” immediately prior to such Transfer, (d) if, after giving effect to such transfer, Guarantor no longer (x) owns a legal, beneficial and economic interest in Borrower, Operating Lessee and Operating Lessee Pledgor directly or indirectly, and (y) Controls Borrower, Operating Lessee and Operating Lessee Pledgor, a Qualified Equity Owner Replacement Guarantor shall have assumed the obligations of Guarantor under the Guaranty and the Environmental Indemnity for events or conditions occurring prior to, as of and after the Guarantor after the date of such Transfer in a manner reasonably satisfactory to Lender, and, if requested by Lender, such Qualified Equity Owner Replacement Guarantor executes (x) a replacement guaranty and a replacement environmental indemnity in each case in form and substance the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender and (y) replacement other Loan Documents to which Guarantor is a party in form and substance the same as the Loan Document being replaced and otherwise reasonably acceptable to Lender, (e) if, after giving effect to such transfer, Guarantor no longer (x) owns a legal, beneficial and economic interest in Operating Lessee, directly or indirectly, and (y) Controls Operating Lessee, a Qualified Equity Owner Replacement Guarantor assumes the obligations of Guarantor under its Operating Lessee Lease Guaranty for events or conditions occurring prior to, as of and after the date of such Transfer in a manner reasonably satisfactory to Lender, and, if requested by Lender, such Qualified Equity Owner Replacement Guarantor executes (x) a replacement Operating Lease guaranty in form and substance the same as the Operating Lessee Lease Guaranty, and otherwise reasonably acceptable to Lender and (y) replacement Loan Documents to which Guarantor is a party in form and substance the same as the Loan Document being replaced and otherwise reasonably acceptable to Lender, (f) if, after giving effect to such transfer, Soho Group no longer (x) owns a legal, beneficial and economic interest in Borrower, Operating Lessee and Operating Lessee Pledgor, directly or indirectly, and (y) Controls Borrower, Operating Lessee and Operating Lessee Pledgor, a Qualified Equity Owner Replacement Guarantor assumes the obligations of Soho Group under its Operating Lessee Lease Guaranty for events or conditions occurring prior to, as of and after the date of such Transfer in a manner reasonably satisfactory to Lender, and, if requested by Lender, such Qualified Equity Owner Replacement Guarantor executes a replacement Operating Lease guaranty in form and substance the same as the Operating Lessee Lease Guaranty, and otherwise reasonably acceptable to Lender, (g) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer and the organizational documents of the transferee and its constituent parties reasonably required by Lender not less than thirty (30) days prior to the date of such Transfer and, concurrently therewith, gives Lender all such information concerning the proposed replacement guarantor as Lender may reasonably require, including, without limitation, certified financial statements detailing assets and liabilities, (h) Borrower and Operating Lessee shall continue to be owned and Controlled by the same Person, (i) Borrower shall have delivered to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies and (j) upon request from Lender, Borrower shall promptly provide Lender with (y) a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any transfer consummated in accordance with this definition and (z) “know your customer” searches (in form, scope and substance and from a provider, in each case, reasonably acceptable to Lender) with respect to such transfer and/or other diligence such the Lender is in compliance with Lender’s then current “know your customer” requirements (provided, that, notwithstanding the foregoing provisions of this Section, satisfaction of this subsection (z) shall, at Lender’s option, be a condition precedent to any such transfer).

“Qualified Equity Owner Replacement Guarantor” shall mean Qualified Equity Owner or one or more replacement guarantors owned and Controlled by a Qualified Equity Owner reasonably acceptable to Lender, which determination shall be based upon, inter alia, (1) such replacement guarantor having (x) a direct or indirect ownership interest in Borrower, which is reasonably satisfactory to Lender, and (y) the ability to Control Borrower, (2) such replacement guarantor having a net worth and liquidity reasonably satisfactory to Lender and satisfying the Net Worth, Liquid Assets, and Available Cash (each as defined in the Guaranty) requirements set forth in the Guaranty, and (3) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such replacement guarantor, the results of which must be reasonably acceptable to Lender.

“Qualified Manager” shall mean, in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) a Rating Agency Confirmation from the Approved Rating Agencies with respect to the management of the Property by such Person and (ii) if such entity is an Affiliate of Borrower or Operating Lessee, an Additional Insolvency Opinion.

“Qualified Named Storm Policy” shall have the meaning set forth in Section 7.3.1.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule 1.2 attached hereto and made a part hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such

Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time (including prior to a Securitization), no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“Register” shall have the meaning set forth in Section 9.1.1(f) hereof.

“Related Entities” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Guarantor” shall have the meaning set forth in the Guaranty.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, Lender, at its option, shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Required Repairs” shall have the meaning set forth in Section 5.1.31 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the FF&E Reserve Fund, the Seasonality Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Threshold” shall mean an amount equal to five percent (5.0%) of the outstanding principal amount of the Loan.

“Restricted Party” shall mean collectively, (a) Borrower, Operating Lessee, Operating Lessee Pledgor, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Operating Lessee, Operating Lessee Pledgor, any Guarantor, any Affiliated Manager or any non-member manager.

“Restricted Pledge Party” shall mean, collectively, Borrower, Operating Lessee, Operating Lessee Pledgor or any other direct or indirect equity holder in Borrower, Operating Lessee or Operating Lessee Pledgor up to, but not including, the first direct or indirect equity holder of Borrower that has substantial assets other than its indirect interest in the Property. For the avoidance of doubt, Soho House, LLC and its constituent entities are not Restricted Pledge Parties.

“Room and F&B Revenue” shall mean all Gross Income from Operations derived from the Property, but excluding any fees owed by Soho Club Members in connection with the Soho Membership Agreements.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Satisfactory Search Results” shall mean, with respect to any Person, Lender shall have received (a)(i) the name and identity of such Person, (ii) the social security number or employee identification number of such Person to the extent such Person is a U.S. citizen or resident or a copy of such Person’s passport to the extent such Person is a non-U.S. citizen, and (iii) such Person’s home address or principal place of business, and home or business telephone number, in each case, as reasonably required by Lender to the extent necessary to perform its then current “know your customer” compliance screening searches and diligence with respect to such Person, and (b) customary and satisfactory “know your customer” compliance screening searches of such Person, consisting of a search and evaluation of (x) OFAC sanctions and other government-required sanction lists, (y) negative news screening of such Person associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes, and (z) such customary statutes and other information reasonably required by Lender to confirm that such Person is not an Embargoed Person and does not violate any Anti-Money Laundering Laws.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b) hereof.

“Seasonality Reserve Account” shall have the meaning set forth in Section 7.6.1.

“Seasonality Reserve Deposit Amount” shall have the meaning set forth in Section 7.6.1.

“Seasonality Reserve Funds” shall have the meaning set forth in Section 7.6.1.

“Seasonality Shortfall” shall have the meaning set forth in Section 7.6.1.

“Section 2.8 Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Similar Law” shall have the meaning set forth in Section 4.1.9(b) hereof.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that (a) is maintained for employees of Borrower, Operating Lessee, Guarantor or any ERISA Affiliate and no Person other than Borrower, Operating Lessee, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Operating Lessee, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Soho Club” shall mean that certain private club at the Property known as the “Soho Beach House” operated by Operating Lessee.

“Soho Club Documents” shall mean all applications for membership executed and delivered by each member of the Soho Club (“Soho Club Member”) and any membership deposit payment agreements and/or membership fee payment agreements given by any such members (collectively, “Soho Club Membership Agreements”) to Operating Lessee and any and all other material documents or agreements made by or delivered to any Soho Club Member in connection with or relating to the Soho Club (including membership plans) and any other membership plans and rules and regulations of the Soho Club.

“Soho Club Member” shall have the meaning set forth in the definition of “Soho Club Documents”.

“Soho Club Membership Agreements” shall have the meaning set forth in the definition of “Soho Club Documents”.

“Soho Club Membership Report” shall mean a Soho Club membership report in the form attached hereto as Schedule 4.1.47.

“Soho Group” shall mean Soho House & Co Limited, a Jersey (Channel Islands) limited company.

“Soho House Program Modifications” shall have the meaning set forth in Section 5.1.12 hereof.

“Soho House Limited” shall mean Soho House Limited, a limited company formed under the United Kingdom.

“Soho Operating Covenant Breach” shall have the meaning set forth in Section 8.1(a)(xvi) hereof.

“Soho US Transferred Assets” shall have the meaning set forth in Section 5.2.10(d) hereof.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that, at all times on and after the date thereof shall comply with the following requirements unless it has received prior consent to do otherwise from Lender or a permitted administrative agent thereof, and, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i) (A) with respect to Borrower, is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (B) with respect to Operating Lessee, leasing, managing and operating the Property pursuant to the Operating Lease and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (C) with respect to Operating Lessee Pledgor, acquiring, owning, managing and otherwise dealing with its limited liability company interest in Operating Lessee, entering into the Operating Lessee Pledge Agreement and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to (A) in the case of Borrower, the acquisition, development, ownership, management or operation of the Property, (B) in the case of Operating Lessee, leasing, managing and operating the Property and owning and managing the Operating Lessee Collateral and (C) in the case of the Operating Lessee Pledgor, acquiring, owning, managing and otherwise dealing with its limited liability interest in the Operating Lessee and acting as member of the Operating Lessee;

(iii) shall not own any real property other than, (A) in the case of Borrower, the Property and (B) in the case of Operating Lessee, its leasehold interest in the Property;

(iv) does not have and shall not have any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property, (B) in the case of Operating Lessee, the Operating Lessee Collateral and personal property necessary or incidental to its ownership and operation of the Operating Lessee Collateral, and (C) in the case of Operating Lessee Pledgor, its limited liability company interest in Operating Lessee and personal property necessary or incidental to its ownership of such membership interest;

(v) shall not engage in, seek, consent to or permit (A) any dissolution, winding up, Division, liquidation, consolidation or merger or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited liability company agreement, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) reserved;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless two (2) Independent Directors then serving as managers of the company shall have voted on and consented in writing to such Material Action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) shall not (and, if such entity is (a) a limited liability company, shall have a limited liability company agreement or an operating agreement, as applicable, or (b) a limited partnership, has a limited partnership agreement, that, in each case, provide that such entity shall not) (1) dissolve, merge, become subject to a Division, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself, take any Material Action;

(xii) shall at all times intend to remain solvent, shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and shall not identify itself as a division of any other Person;

(xiv) shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns;

(xv) shall maintain its own records, books, resolutions and agreements;

(xvi) shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;

(xvii) shall hold its assets in its own name;

(xviii) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, Operating Lessee and Operating Lessee Pledgor except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially‑reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower, Operating Lessee and Operating Lessee Pledgor;

(xix) (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) shall pay its own liabilities and expenses, (including the salaries of its own employees and a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate), out of its own funds and assets, and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) shall observe all partnership or limited liability company formalities, as applicable;

(xxii) intentionally omitted;

(xxiii) shall have no Indebtedness other than (i) in the case of Borrower, the Loan, (ii) in the case of Borrower and Operating Lessee, trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower and Operating Lessee in amounts not to exceed, in the aggregate, three percent (3%) of the outstanding principal amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) s shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person other than (a) with respect to Operating Lessee, its express indemnity obligations, as the licensee of certain intellectual property from Soho House Limited and Cowshed Products Limited, in accordance with each of the License Agreements and (b) with respect to Operating Lessee Pledgor, as contemplated by the Loan Documents with respect to the Operating Lessee Pledge Agreement;

(xxv) shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate, except in the case of Operating Lessee Pledgor, its limited liability company interest in Operating Lessee;;

(xxvi) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) intentionally omitted;

(xxix) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;

(xxxiii) other than voluntary capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay all its obligations to creditors;

(xxxv) intentionally omitted;

(xxxvi) shall not have any of its obligations guaranteed by any Affiliate except, in the case of Borrower and Operating Lessee, as provided by the Loan Documents with respect to the Guaranty and the Environmental Indemnity;

(xxxvii) shall not form, acquire or hold any subsidiary, except in the case of Operating Lessee Pledgor, the Operating Lessee;

(xxxviii) shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion, are true;

(xl) shall not permit any Affiliate or constituent party independent access to its bank accounts; and

(xli) is and shall continue to be duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business.

“State” shall mean, with respect to the Property, the State or Commonwealth in which the Property or any part thereof is located.

“Sublicense Agreement” shall mean, individually and/or collectively, as the context may require (i) that certain Sublicense Agreement, dated as of the date hereof, by and between Operating Lessee and Lender with respect to the License Agreement with Soho House Limited and (ii) that certain Sublicense Agreement, dated as of the date hereof, by and between Operating Lessee and Lender with respect to the License Agreement with Cowshed Products Limited.

“Subordination of Operating Lease” shall mean that certain Operating Lease Subordination Agreement by Operating Lessee for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.

“Tenant” shall mean the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the mortgagee title insurance policy in a form reasonably acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage.

“Total Insured Value” shall have the meaning set forth in Section 7.3.1.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and among Lender, Borrower, Operating Lessee and Soho Group, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, in accordance with the terms hereunder.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Obligations” shall mean non‑redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.8(e).

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note to be made with respect to the portion of the Loan being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the Loan being prepaid is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Premium” shall mean, with respect to any repayment of the outstanding principal balance of the Loan, an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the portion of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note to be made with respect to the portion of the Loan under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the Loan being prepaid is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2 Principles of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past‑due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on July 1, 2023 and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever. All payments of principal and interest shall be applied to Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and Note A-7 on a pro rata, pari passu basis.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) On the Permitted Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part), provided that (i) no Event of Default then exists, (ii) Borrower submits a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice, and (iii) Borrower pays to Lender (A) the unpaid principal amount of the Note, (B) all interest accrued and unpaid on the principal balance of the Note to and including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents, (D) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium, and (E) if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at

Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. No Yield Maintenance Premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Prepayments After Default. If following an Event of Default, payment of all or any part of the principal portion of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in is sole and absolute discretion.

2.4.4 Application of Payments to Notes. Provided no Event of Default is continuing, any payments of principal of the Loan (including, without limitation, any prepayments pursuant Section 2.4.2 hereof), shall be applied by Lender to the reduction of the outstanding principal balance of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and Note A-7 on a pro rata and pari passu basis. During the continuance of any Event of Default, any payment of principal from whatever source may be applied by Lender among the Notes in Lender’s sole discretion.

Section 2.5 Defeasance.

2.5.1 Voluntary Defeasance. (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date and prior to the Permitted Par Prepayment Date to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (such date being the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan being defeased to and including the Defeasance Date. If for any reason the Defeasance Date is not a Payment Date, Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, provided, however, if the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;

(iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv) Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event;

(v) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vi) Borrower shall deliver an opinion from counsel reasonably satisfactory to Lender that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii) Borrower shall deliver a Rating Agency Confirmation from each of the applicable Approved Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Approved Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower from counsel satisfactory to Lender in form and substance satisfactory to Lender and the applicable Approved Rating Agencies;

(viii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(ix) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xi) Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Approved Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

(b) In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, and in amounts equal to or more than the scheduled payments due on such Payment Dates under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is prepaid in full on the Maturity Date (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2 Collateral. Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book‑entry transfers and pledges through the book‑entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3 Successor Borrower. In connection with any Defeasance Event, Borrower shall, establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender in its reasonable discretion, which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan). Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and any fees and expenses of any Approved Rating Agencies, incurred in connection therewith.

Section 2.6 Release of Property. Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on the Property.

2.6.1 Release of Property Upon Payment in Full. (a) If Borrower has the right to and has elected to prepay or defease the entire Loan in accordance with this Agreement, and the requirements of Section 2.4 or Section 2.5, as applicable, and this Section 2.6 have been satisfied, all of the Property shall be released from the Lien of the Mortgage.

(b) In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date or the date of prepayment, as applicable, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) During the term of the Loan, Borrower shall establish and maintain one or more accounts (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Beach House Owner, LLC, as Borrower, and JPMorgan Chase Bank, National Association and Citi Real Estate Funding, Inc., collectively, as Lender, pursuant to that certain Loan Agreement dated as of May 11, 2023– Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC‑1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid or defeased in full. The Lockbox Account shall at all times be an Eligible Account.

(b) Borrower shall, or shall cause Operating Lessee and/or Manager to, on or prior to the Closing Date, deliver (i)Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account and (ii) irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower, Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Lockbox Account. Borrower shall, and shall cause Manager and Operating Lessee to, deposit all amounts received by Borrower, Operating Lessee or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) In the event a Cash Sweep Period is not in effect, all amounts on deposit in the Lockbox Account (less the reasonable fees of Lockbox Bank) shall be transferred by Lockbox Bank to an account designated by Borrower once every Business Day. Notwithstanding the foregoing, Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (less the reasonable fees of Lockbox Bank) once every Business Day during the continuance of a Cash Sweep Period.

(d) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e) The Lockbox Account shall not be commingled with other monies held by Borrower, Operating Lessee, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall (without duplication) indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. (a) Upon the occurrence of a Cash Sweep Event, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Beach House Owner, LLC, as Borrower, and JPMorgan Chase Bank, National Association and Citi Real Estate Funding, Inc., collectively, as Lender, pursuant to that certain Loan Agreement dated as of May 11, 2023 - Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC‑1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this

Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

Section 2.8 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.8 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Section 2.8 Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.8 Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.8) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Section 2.8 Taxes by Borrower to a Governmental Authority pursuant to this Section 2.8, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.8 Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Section 2.8 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Section 2.8 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W‑8BEN; or

(4) to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A‑2 or Exhibit A‑3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A‑4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.8 Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.8 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.8 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.8 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.8 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.8 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.8, Borrower shall not be obligated to pay pursuant to this Section 2.8, and Lender shall not be entitled to claim compensation pursuant to this Section 2.8, for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.8.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower, or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other material agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Actual Knowledge, threatened in writing against or affecting Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor or the Property, could reasonably be expected to have a Material Adverse Effect.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound that could reasonably be expected to have a Material Adverse Effect. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The

Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7 Solvency. Borrower has not (a) entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets currently do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any Restricted Party in the last seven (7) years, and neither Borrower nor any Restricted Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any Restricted Party are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Operating Lessee Collateral, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 ERISA.

(a) Generally. Each of Borrower, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. Neither Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred or is reasonably expected to occur and no notice of termination has been filed by or with the PBGC with respect to any Plan established or maintained by Borrower, Guarantor or any ERISA Affiliate. Neither Borrower nor Guarantor or any ERISA Affiliate is or was a party to any Multiemployer Plan. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(b) Plan Assets; Prohibited Transactions. Neither Borrower nor Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). Neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). The execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to an unexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s Actual Knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s Actual Knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of and access to the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. To Borrower’s Actual Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the

Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower or Guarantor has asserted any right of rescission, set‑off, counterclaim or defense with respect thereto.

4.1.19 Assignment of Leases. The Mortgage and the Operating Lessee Security Agreement create a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower with respect to the Mortgage, and Operating Lessee, with respect to the Operating Lessee Security Agreement, to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender (or Borrower under the Operating Lessee Security Agreement) has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder. The Operating Lessee Security Agreement creates a valid assignment of, and a valid security interest in, the rights and remedies of Operating Lessee under the Operating Lease. This Section 4.1.19 shall be subject to any limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor, to Borrower’s Actual Knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. The Property is used exclusively as a hotel, restaurant and beach club with spa, retail and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, hospitality licenses and liquor licenses required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24 Physical Condition. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. Borrower represents and warrants to Lender: (a) the Property is not subject to any Leases other than the Operating Lease, (b) the Operating Lease is in full force and effect, (c) a copy of the Operating Lease delivered to Lender is true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) any work to be performed by Borrower under the Operating Lease has been performed as required and has been accepted by Operating Lessee, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Operating Lessee has already been received by Operating Lessee, (g) Operating Lessee has accepted possession and is in occupancy of, and is open for business and conducting normal business operations at, all of its demised premises, and is paying full, unabated rent under the Operating Lease, (h) Operating Lessee is not the subject or a party to any bankruptcy or reorganization proceedings, (i) to Borrower’s Actual Knowledge, Operating Lessee is not in default under the terms and conditions of the Operating Lease, (j) Borrower has not assigned or pledged the Operating Lease, the rents thereunder or any interest therein except to Lender, (k) Operating Lessee has not assigned or pledged its interest in the Operating Lease or any Operating Lessee Collateral except to Borrower, and (l) the Operating Lease is subordinate to the Mortgage.

4.1.27 Survey. The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Inventory. Either Borrower or Operating Lessee, as applicable, is the owner of all of the Equipment, Fixtures and Personal Property located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder.

All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid.

4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each of Borrower, Operating Lessee and Operating Lessee Pledgor is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower, Operating Lessee and Operating Lessee Pledgor will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower, Operating Lessee and Operating Lessee Pledgor with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower covenants and agrees that (i) Borrower, Operating Lessee and Operating Lessee Pledgor shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower, Operating Lessee or Operating Lessee Pledgor, and (ii) no Independent Director shall be removed other than for Cause.

(e) The Organizational Documents for each Borrower, Operating Lessee and Operating Lessee Pledgor that is a Delaware limited liability company shall provide that except for duties to Borrower, Operating Lessee and Operating Lessee Pledgor, as applicable, as set forth in the Organizational Documents (including duties to the member of Borrower, Operating Lessee and Operating Lessee Pledgor, as applicable, and Borrower’s, Operating Lessee’s and Operating Lessee Pledgor’s creditors, as applicable, solely to the extent of their respective economic interests in Borrower, Operating Lessee or Operating Lessee Pledgor but excluding (i) all other interests of the applicable member, (ii) the interests of other Affiliates of Borrower, Operating Lessee and Operating Lessee Pledgor, as applicable, and (iii) the interests of any group of Affiliates of which Borrower, Operating Lessee or Operating Lessee Pledgor, as applicable, is a part), the Independent Directors shall not have any fiduciary duties to the member of Borrower, Operating Lessee and Operating Lessee Pledgor, as applicable, any officer or any other Person bound by the Borrower’s,

Operating Lessee’s or Operating Lessee Pledgor’s Organizational Documents, as applicable; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for Borrower, Operating Lessee and Operating Lessee Pledgor shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower, Operating Lessee or Operating Lessee Pledgor, as applicable, the member of Borrower, Operating Lessee and Operating Lessee Pledgor, as applicable, or any other Person bound by the Borrower’s, Operating Lessee’s or Operating Lessee Pledgor’s Organizational Documents, as applicable, for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for Borrower, Operating Lessee and Operating Lessee Pledgor shall provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Organizational Documents. The Organizational Documents for Borrower, Operating Lessee and Operating Lessee Pledgor shall provide that notwithstanding any other provision of the applicable Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the Borrower’s, Operating Lessee’s or Operating Lessee Pledgor’s Organizational Documents, as applicable, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of the Borrower, Operating Lessee or Operating Lessee Pledgor unless, pursuant to the provisions of Section 9(j)(iii), such action would be invalid in the absence of the affirmative vote or consent of such Independent Director.

(f) Borrower hereby represents with respect to itself, Operating Lessee and Operating Lessee Pledgor that any amendment or restatement of any organizational document has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(g) Borrower hereby represents with respect to (x) itself, (y) Operating Lessee and (z) Operating Lessee Pledgor that, in each case, from the date of its formation to the date hereof:

(i) its business has been limited solely to (1) in the case of Borrower, (A) acquiring, developing, owning, holding, leasing, financing, operating and managing or leasing the Property, (B) entering into financings and refinancings of the Property and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing (2) in the case of Operating Lessee, leasing, managing and operating the Property pursuant to the Operating Lease and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (C) in the case of Operating Lessee Pledgor, acquiring, owning, managing and otherwise dealing with its limited liability company interest in Operating Lessee and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) it has not engaged in any business other than as set forth in (i) above;

(iii) except for the Operating Lease, it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;

(iv) it has not (a) made any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Property made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(v) it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;

(vi) it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(vii) it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and its assets have not been listed as assets on the financial statement of any other Person. Each of Borrower, Operating Lessee and Operating Lessee Pledgor has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law). Each of Borrower, Operating Lessee and Operating Lessee Pledgor has maintained its books, records, resolutions and agreements as official records;

(viii) it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;

(ix) it has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(x) it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person that are still outstanding, other than with respect to Operating Lessee, its express indemnity obligations, as the licensee of certain intellectual property from Soho House Limited and Cowshed Products Limited, in accordance with each of the License Agreements;

(xi) it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xii) it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations for the benefit of any other Person and no such security interest, lien, pledge or other encumbrance remains outstanding;

(xiii) it has maintained adequate capital in light of its contemplated business operations;

(xiv) it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xv) it has not owned any subsidiary or any equity interest in any other Person other than, in the case of Operating Lessee Pledgor, the Operating Lessee;

(xvi) it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity;

(xvii) it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents; and

(xviii) it has not had any of its obligations guaranteed by an Affiliate except for guarantees under prior financings that have been released or discharged or that will be released or discharged as of the closing of the Loan.

(h) Borrower hereby represents with respect to each of (x) itself, (y) Operating Lessee and (z) Operating Lessee Pledgor that as of the date hereof:

(i) it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(ii) it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(iii) other than Operating Lessee, none of the Tenants holding leasehold interests with respect to the Property is Affiliated with Borrower, Operating Lessee or Operating Lessee Pledgor;

(iv) it has no judgments or liens of any nature against it except for tax liens not yet delinquent as set forth in the Title Insurance Policy and Permitted Encumbrances;

(v) it is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate;

(vi) it is not involved in any dispute with any taxing authority;

(vii) it has paid all taxes which it owes except as permitted pursuant to this Agreement;

(viii) it has provided Lender with complete financial statements that reflect a fair and accurate view of its financial condition; and

(ix) it has no material contingent or actual obligations not related to the Property.

(i) Borrower hereby represents with respect to (x) itself, (y) Operating Lessee and (z) Operating Lessee Pledgor that, in each case, from the date of its formation to the date hereof, any assignment of the limited liability company interests in the Borrower, Operating Lessee or Operating Lessee Pledgor, and the admission of the transferee of such limited liability company interests as a member of the Borrower, Operating Lessee or Operating Lessee Pledgor, as applicable, were accomplished in accordance with, and were permitted by, the relevant provisions of the applicable organizational document in effect at such time.

4.1.31 Management Agreement. As of the date hereof, Borrower self-manages the Property and there is no Management Agreement in effect with respect to the Property.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule 4.1.26), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Energy Policy Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 5486187.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) obtained by Lender in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) to Borrower’s Actual Knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that (i) are in compliance with Environmental Laws and, if required by Environmental Law, with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in violation of any Environmental Law in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law or (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) to Borrower’s Actual Knowledge, there are no past, present or threatened Releases of Hazardous Substances in violation of Environmental Law, that could reasonably be expected to require remediation pursuant to Environmental Law, or that could reasonably be expected to result in a material adverse effect on the use or value of the Property, in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) to Borrower’s Actual Knowledge, there is no threat of any Release of Hazardous Substances migrating to the Property; (d) to Borrower’s Actual Knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, or has not received, any written communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in violation of any Environmental Law in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed provided to Lender, in writing, any and all material information relating to environmental conditions in, on, under or from the Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s and/or Operating Lessee’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38 Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account ;

(b) Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Cash Management Bank have agreed to comply with all instructions originated by Lender, without further consent by Borrower or Operating Lessee directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower or Operating Lessee as pledgor, or Lender, as pledgee. Operating Lessee has not consented to the Lockbox Bank and Cash Management Bank complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.39 Taxes. Borrower is a disregarded entity for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Section 2.8 Taxes required to have been paid by it, except for (a) any such Section 2.8 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

4.1.40 Anti-Corruption. Borrower represents and warrants that, in connection with this Agreement, Borrower, Guarantor and each Person that has an economic interest in

Borrower in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the term of the Loan, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with the Anti-Corruption Obligation.

4.1.41 PIP. There are no PIPs outstanding with respect to the Property.

4.1.42 Contracts

(a) Borrower has not entered into, and neither Borrower is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to Borrower’s Actual Knowledge, there are no monetary or other material defaults thereunder by any other party thereto beyond any applicable notice and grace period. Borrower has not given or received any written notice of default under any of the Major Contracts that remains uncured or in dispute, beyond any applicable notice and grace period.

(c) Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d) Except for the Operating Lease and the License Agreement, no Major Contract has as a party an Affiliate of Borrower or Operating Lessee.

4.1.43 Hotel Matters and Intellectual Property.

(a) There is no franchise agreement related to the Property.

(b) Borrower or Operating Lessee owns or has the right to use all Intellectual Property necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. To Borrower’s Actual Knowledge, all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. To Borrower’s Actual Knowledge, no material claim has been asserted by any Person in writing with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. As of the Closing Date, neither Borrower nor Operating Lessee (i) has or holds any Intellectual Property or (ii) is the registered holder of any website.

(c) On the Closing Date, the Property is and shall be operated under the name “Soho Beach House”.

4.1.44 Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by any party thereto and, to Borrower’s Actual Knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document that would reasonably be expected to have a Material Adverse Effect, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, and (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document.

4.1.45 Soho Club. The Soho Club complies in all material respects with all applicable Legal Requirements. None of Borrower, Operating Lessee, or any other Person has assigned or pledged any of the Soho Club Membership Agreements or any other Soho Club Documents, any revenue or any interest therein except to Borrower pursuant to the Mortgage. All revenue attributable or otherwise allocable to the Property (whether pursuant to any Soho Club Document or otherwise) is first deposited into the Lockbox Account.

4.1.46 Liquor License. Schedule 1.1 attached hereto and made a part of this Agreement is a true, correct and complete summary of the Liquor License relating to the Property. Borrower has delivered to Lender copies of all permits necessary for the serving of alcoholic beverages at the Property and the Liquor License in effect with respect to the Property relating to the serving of alcoholic beverages, and all permits necessary for the servicing of alcoholic beverages at the Property are in the name of Liquor License Holder and are in full force and effect. The Liquor License is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.

4.1.47 Labor Agreements. There are no collective bargaining agreements and/or other labor agreements to which Borrower, Operating Lessee or the Property, or any portion thereof, is a party or by which either is or may be bound (any such agreements, “Labor Agreements”). Borrower has not violated any applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities, other than inadvertent errors that are not material and are corrected in the ordinary course.

4.1.48 License Agreement and Sublicense Agreement. With respect to the License Agreement and the Sublicense Agreement, Borrower hereby represents that (a) each of the License Agreement and the Sublicense Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified, (b) there are no defaults under the License Agreement or the Sublicense Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under the License Agreement or the Sublicense Agreement that would reasonably be expected to have a Material Adverse Effect, (c) all license fees and other sums due and payable under the License Agreement and/or the Sublicense Agreement have been paid in full, (d) no party to the License Agreement or the Sublicense Agreement has commenced any action or given or received any notice for the purpose of terminating the License Agreement or the Sublicense Agreement, (e) other than the pledge of the equity interests of certain indirect owners of Borrower in connection with (i) that certain revolving facility agreement, dated as pf December

5, 2019, between, among others, Soho House Bond Limited and Global Loan Agency Services Limited, as agent, and (ii) that certain notes purchase agreement, dated as of March 23, 2021, between, among others, Soho Bond House Limited as Company and Global loan Agency Services Limited, as agent (collectively, the “Upper Tier Credit Facilities”), neither Licensor has pledged, assigned, sold, or granted a security interest in their respective License Agreement or the SHBH IP or the Cowshed IP (as each term is defined in the applicable License Agreement), as applicable, to any party that remains outstanding as of the date hereof, (f) other than in connection with the Upper Tier Credit Facilities, no security agreement, financing statement, equivalent security, or lien instrument or continuation statement authorized by either Licensor and listing either Licensor as debtor covering all or any part of the SHBH IP or the Cowshed IP (as each term is defined in the applicable License Agreement), as applicable, subject to the applicable License Agreement has been filed with any governmental authority, or is of record in any jurisdiction in the United States or in any foreign jurisdiction, and (g) following any foreclosure or enforcement action under the Upper Tier Credit Facilities, the License Agreements and the Sublicense Agreements shall remain in full force and effect.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower, provided, however, such representations and warranties are only given as of the date hereof and shall not be deemed remade as of any date after the Closing Date. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses. There shall never be committed by Borrower and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property, the Operating Lessee Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. Borrower shall not knowingly commit, permit or suffer to exist any act or omission affording right of any Governmental Authority the right of forfeiture against the Property or the Operating Lessee Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under the Loan Documents. Borrower shall enforce (or cause to be enforced) all Soho Club policies and procedures and shall operate (or cause to be operated) the Property in accordance with Legal Requirements.

5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for the duration of any Cash Sweep Period during which Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Operating Lessee and/or Guarantor which would reasonably be expected to have a Material Adverse Effect.

5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, which shall not be fewer than two (2) Business Days advance notice and provided such inspection does not unreasonably interfere with the operations of the Property except during the continuance of an Event of a Default, in an emergency and/or if there is a threat of imminent danger to the Property. Borrower shall have the right to have a representative present at all times except during the continuance of an Event of a Default, in an emergency and/or if there is a threat of imminent danger to the Property.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Operating Lessee’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower and Operating Lessee pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and Operating Lessee under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality, liquor or gaming licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Principal Place of Business, State of Organization. Each of Borrower, Operating Lessee and Operating Lessee Pledgor will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s, Operating Lessee’s or Operating Lessee Pledgor’s limited liability company or partnership or other structure (except as permitted pursuant to Section 5.2.10 hereof); provided, that with respect to a change of name only, Borrower, Operating Lessee and Operating Lessee Pledgor shall be permitted to make such change if Borrower, Operating Lessee and/or Operating Lessee Pledgor shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents. None of Borrower, Operating Lessee or Operating Lessee Pledgor shall change its organizational structure or place of organization or formation without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion and delivery of a Rating Agency Confirmation from the Approved Rating Agencies. Upon Lender’s request, each of Borrower, Operating Lessee and Operating Lessee Pledgor shall, at Borrower’s and Operating Lessee’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization approved in accordance with the foregoing sentence. Borrower’s, Operating Lessee’s and Operating Lessee

Pledgor’s principal place of business and chief executive office, and the place where Borrower, Operating Lessee and Operating Lessee Pledgor keep their books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower, Operating Lessee and Operating Lessee Pledgor set forth at the introductory paragraph of this Agreement. None of Borrower, Operating Lessee or Operating Lessee Pledgor shall change their organizational identification number. If any of Borrower, Operating Lessee or Operating Lessee Pledgor does not now have an organizational identification number and later obtains one, Borrower, Operating Lessee or Operating Lessee Pledgor, as applicable, promptly shall notify Lender of such organizational identification number.

5.1.11 Financial Reporting. (a) Borrower and Operating Lessee will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Property. Prior to an Event of Default, Lender shall have the right during normal business hours upon reasonable notice (but not more than one time per calendar year) to examine such books, records and accounts at the office of Borrower, Operating Lessee or any other Person maintaining such books, records and accounts. After the occurrence of an Event of Default, Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Operating Lessee or any other Person maintaining such books, records and accounts. Borrower and Operating Lessee shall pay any costs and expenses incurred by Lender to examine Borrower’s and Operating Lessee’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower and Operating Lessee, a complete copy of Borrower’s and Operating Lessee’s annual financial statements audited by an independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Operating Lessee and the Property and a balance sheet for Borrower and Operating Lessee. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter and an occupancy report for the subject quarter, including an average daily rate and revenue per available room; (ii) quarterly and year-to-date operating statements (including Capital

Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower and Operating Lessee set forth in Section 4.1.30 are true and correct as of the date of such certificate.

(d) Borrower shall furnish to Lender by no later than thirty (30) days after and as of the end of each calendar month:

(i) any written notice received from Operating Lessee threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of Operating Lease or a material modification of the Operating Lease or any other similar material correspondence received by Borrower from Operating Lessee during the subject month;

(ii) prior to the Securitization of the entire Loan or during the continuance of a Cash Sweep Period, a current balance sheet of Borrower and monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to the Property, and for the corresponding month of the previous year, and a statement of revenues and expenses for the year-to-date, and a statement of Net Operating Income for such month;

(iii) prior to the Securitization of the entire Loan or during the continuance of a Cash Sweep Period, an Officer’s Certificate certifying that such statements referred to in clause (ii) above are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) as applicable; and

(iv) a certified rent roll if there are any Tenants at the Property other than Operating Lessee.

(e) On or before thirty (30) days after the end of each calendar quarter, Borrower also will furnish, or cause to be furnished, to Lender:

(i) the most current Smith Travel Research Reports then available to Borrower and Operating Lessee reflecting market penetration and relevant hotel properties competing with the Property; and

(ii) an updated Soho Club Membership Report for the subject quarter in the form delivered on the date hereof as Schedule 4.1.47.

(f) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender a draft of the proposed Annual Budget covering a period of thirteen (13) months and no later than fifteen (15) days following the commencement of the Fiscal Year, a final Annual Budget covering a period of thirteen (13) months (and, for avoidance of doubt, the Annual Budget for the then applicable Fiscal Year shall supersede any prior Annual Budget for any overlapping period). The Annual Budget shall (i) under the occurrence and continuance of a Cash Sweep Period, be provided to Lender for information purposes only, and (ii) after the occurrence and during the continuance of a Cash Sweep Period, be provided to Lender for approval by Lender, which approval shall not be unreasonably withheld, conditioned or delayed (such Annual Budget provided or approved, as applicable, pursuant to clauses (i) or (ii), the “Approved Annual Budget”); provided, however, that any Approved Annual Budget in effect as of the commencement of a Cash Sweep Period shall remain in effect as the Approved Annual Budget for the remainder of the calendar year and shall not require additional approval of Lender. During the occurrence and continuance of a Cash Sweep Period, any amendments to any existing Annual Budget shall require the consent of Lender (which approval shall not be unreasonably withheld, conditioned or delayed). Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this clause (e) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

(g) In the event that Borrower and/or Operating Lessee must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower and/or Operating Lessee, as applicable, shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s sole discretion.

(h) During the continuance of an Event of Default, Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and Operating Lessee as may be reasonably requested by Lender.

(i) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender.

(j) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form and (ii) if requested by Lender and within the capabilities of Borrower’s and Operating Lessee’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower and Operating Lessee that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization in accordance with this Agreement. Lender acknowledges and agrees that the form of financial statements submitted to Lender as of the date hereof are deemed acceptable.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. In no event shall any of the foregoing be construed to limit the ability of Borrower (or the ability of Borrower to allow Operating Lessee) to evolve its operations, offerings and membership terms that are necessary in Borrower’s reasonable judgment for the continued success of its concept and business (“Soho House Program Modifications”) so long as the operations at the Property are substantially similar to the operations of other so-called “Soho Houses” and private clubs and hotels operated by Soho Group under the brand “Soho” and (ii) the Soho House Program Modification could not reasonably be expected to have a Material Adverse Effect (collectively, “Permitted Soho House Program Modifications”). Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower or Operating Lessee, as applicable, shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee or any of their constituent Persons or an assignment by Borrower, Operating Lessee or any of their constituent Persons for the benefit of its creditors, Borrower and Operating Lessee their respective successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower or Operating Lessee in connection therewith and in connection with any appellate proceeding or post‑judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, Operating Lessee and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided further that Borrower shall not be required to deliver such certificate more frequently than one (1) time in any calendar year unless an Event of Default has occurred and is continuing or in connection with a Securitization.

(b) Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant (other than Operating Lessee) under any Lease (excluding the Operating Lease) in form and substance reasonably satisfactory to Lender (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; and provided, further, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year unless an Event of Default has occurred and is continuing or in connection with a Securitization.

(c) Borrower shall deliver to Lender, within thirty (30) days after request an estoppel certificate from Operating Lessee stating that, to the best of Operating Lessee’s knowledge (i) the Operating Lease is in full force and effect and has not been modified, amended or assigned (or listing the modifications, amendments or assignments, if any), (ii) neither Operating Lessee nor Borrower is in default under any of the terms, covenants or provisions of the Operating Lease and Operating Lessee knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Operating Lease, (iii) neither Operating Lessee nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Operating Lease and (iv) all sums due and payable under the Operating Lease have been paid in full; provided, that Borrower shall not be required to deliver such estoppel certificates more than one (1) time in any calendar year unless an Event of Default has occurred and is continuing or in connection with a Securitization.

(d) Borrower shall deliver to Lender, within thirty (30) days after request an estoppel certificate from Licensor stating that, to the best of Licensor’s knowledge (i) the License Agreement is in full force and effect and has not been modified, amended or assigned (or listing the modifications, amendments or assignments, if any), (ii) neither Licensor nor Operating Lessee is in default under any of the terms, covenants or provisions of the License Agreement and Licensor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the License Agreement, (iii) neither Licensor nor Operating Lessee has commenced any action or given or received any notice for the purpose of terminating the License Agreement and (iv) all sums due and payable under the License Agreement have been paid in full; provided, that Borrower shall not be required to deliver such estoppel certificates more than one (1) time in any calendar year unless an Event of Default has occurred and is continuing or in connection with a Securitization.

(e) Borrower shall use good faith and commercially reasonable efforts to deliver to Lender, within thirty (30) days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender; provided, that Borrower shall not be required to deliver such estoppel certificates more than one (1) time in any calendar year unless an Event of Default has occurred and is continuing or in connection with a Securitization.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.

5.1.19 Environmental Covenants. (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower, Operating Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto in all material respects; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property; (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property that violates any Environmental Law and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing, provided, that nothing contained herein shall be deemed to prohibit the storage, use or sale of Hazardous Substances in the ordinary course of business, as currently conducted at the Property, in commercially reasonable quantities and in compliance with all applicable Environmental Laws; (iv) Borrower and Operating Lessee shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower, Operating Lessee or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews at the reasonable request of Lender; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) provided that such request is made following the occurrence of an Event of Default or based upon Lender’s reasonable belief that there are Hazardous Substances in, on, or under the Property that are not in compliance with Environmental Law, that could reasonably be expected to require Remediation pursuant to Environmental Law, or that could reasonably be expected to result in a material adverse effect on the use or value of the Property, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property (A) reasonably effectuate Remediation of or obtain a no further action letter for any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other commercially reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or allow Operating Lessee, any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or could reasonably be expected to impair the value of the Property, is contrary to any requirement of any insurer providing required insurance to the Property, constitutes a public or private nuisance, constitutes material physical waste, or violates any covenant, condition, agreement or easement applicable to or encumbering the Property; and (ix) Borrower shall immediately notify Lender in writing after obtaining Borrower’s or Operating Lessee’s Actual Knowledge of (A) any presence or Release or threatened Release of Hazardous Substances in, at, on, above, under, from or migrating towards the Property, which is either (x) in violation of or in excess of a reportable quantity under any Environmental Law or permit issued pursuant thereto, or could reasonably be expected to require Remediation pursuant to Environmental Law or to result in a material adverse effect on the use or value of the Property, (y) in amounts that are not ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations, or (z) had not been previously fully disclosed to Lender in writing; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual imposition of an Environmental Lien (or any imposition of an Environmental Lien threatened in writing); (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice of which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b) In the event that Lender has reason to believe that an environmental hazard exists on the Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

5.1.20 Leasing Matters.

(a) All Leases and renewals of Leases executed after the date hereof with respect to the Property shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, the Leases with respect to pop-up or short term vendors that do not extend beyond one (1) year shall not require approval from Lender. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease will be permitted without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrower shall, and shall cause Operating Lessee to, diligently perform and observe all of the material terms, covenants and conditions of the Operating Lease and the Operating Lessee Security Agreement on the part of Borrower and/or Operating Lessee, as applicable, to be performed and observed. Borrower shall, and shall cause Operating Lessee to, promptly notify Lender of (x) the giving of any written notice by Borrower to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the terms, covenants or conditions of the Operating Lease and/or the Operating Lessee Security Agreement and (y) the receipt by Borrower of any written notice from Operating Lessee of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Operating Lease and/or the Operating Lessee Security Agreement, and, in either case, Borrower shall deliver to Lender a true copy of each such notice which notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. In addition, notwithstanding anything contained herein to the contrary, Borrower shall not, and shall cause Operating Lessee not to, without the prior written consent of Lender (i) consent to any assignment of the Operating Lease, the Operating Lessee Security Agreement or any interest therein or, except as expressly permitted hereunder, (ii) terminate or cancel the Operating Lease, Operating Lessee Lease Guaranty and/or the Operating Lessee Security Agreement, permit the termination of the Operating Lease, Operating Lessee Lease Guaranty and/or the Operating Lessee Security Agreement, or accept surrender of all or any portion of the space demised under the Operating Lease, (iii) amend, modify, waive or supplement any provision of the Operating Lease, Operating Lessee Lease Guaranty and/or the Operating Lessee Security Agreement, (iv) assign, convey, mortgage, pledge, grant easements or otherwise encumber or transfer its interest in the Operating Lease, Operating Lessee Lease Guaranty and/or the Operating Lessee Security Agreement, or (v) collect any of the Rents more than one month in advance (other than security deposits).

(c) Borrower hereby agrees that any requirement of consent on behalf of Borrower in its capacity as lessor under the Operating Lease and/or the Operating Lessee Security Agreement, with respect to any proposed action thereunder, shall also be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) If Operating Lessee shall default in the performance or observance of any term, covenant or condition of the Operating Lease and/or the Operating Lessee Security Agreement on the part of Operating Lessee to be performed or observed after expiration of all notice and cure periods, then, without limiting the generality of the provisions hereof, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Operating Lease on the part of Operating Lessee to be promptly performed or observed on behalf of Operating Lessee to the end that the rights of Operating Lessee in, to and under the Operating Lease and/or the Operating Lessee Security Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action; provided that unless an Event of Default exists, any such entry by Lender or its designee is subject to the express condition that such access shall not unreasonably interfere with the use of the Property by Borrower, Operating Lessee, or their respective employees, agents, guests or invitees and shall be subject to the provisions of the Agreement.

5.1.21 Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a Material Adverse Effect, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, or (d) alterations that do not exceed One Million Dollars ($1,000,000) per alteration. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed five percent (5.0%) of the outstanding principal amount of the Loan (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A‑1+” (and the equivalent by Moody’s if Moody’s is rating the Securities) if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of Property. (a) Borrower shall either self-manage the Property or, if a Manager exists, Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement) and the Property is not then self-managed, Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall either self-manage the Property or, if a Manager exists, Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement in a commercially reasonable manner.

(c) If the Property is not self-managed by Borrower, Borrower shall, from time to time, but no more than two (2) times in any calendar year unless an Event of Default has occurred and is continuing or in connection with a Securitization, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender.

(d) If Borrower is self-managing the Property and (i) an Event of Default occurs and is continuing and Lender accelerates the Loan, or (ii) Borrower commits fraud, willful misconduct, gross negligence or engages in other acts that constitute “bad acts”, Borrower shall, at the request of Lender, terminate Borrower’s self-management of the Property and enter into a Replacement Management Agreement with a Qualified Manager.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Lessee and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Operating Lessee or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Operating Lessee or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24 Payment of Obligations. Borrower will pay its obligations, including tax liabilities, that, if not paid, could result in a material adverse effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect.

5.1.25 Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower will timely file or cause to be filed for itself all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.8 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.8 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.26 Permits; Intellectual Property.

(a) Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall cause Operating Lessee to keep all Permits (including, without limitation, the Liquor License and any trademark) in full force and effect and, during the continuance of an Event of Default, Borrower shall and shall require Operating Lessee to, at the cost of Borrower, and without expense to Lender, take all actions required by the Transition Services Agreement or the Liquor License Cooperation Agreement to transfer any Permits (including, without limitation, the Liquor License and any trademark) with respect to the Property into the name of Lender or its designee. To the extent required by the Transition Services Agreement or the Liquor License Cooperation Agreement, if any such Permits (including, without limitation, the Liquor License and any trademark) cannot be so transferred to Lender or its designee under applicable law, Borrower shall require Operating Lessee to continue to hold and maintain such Permits in full force and effect for the benefit of Lender until such time as Lender can obtain such Permits in its own name or the name of a designee. Without limiting the foregoing, but solely to the extent required by the Transition Services Agreement or the Liquor License Cooperation Agreement, Borrower shall require Operating Lessee to execute such interim management, leasing or other agreements (which shall be in form and substance (a) satisfactory to Lender and the applicable licensing authorities and (b) reasonably satisfactory to Borrower, which such approval by Borrower shall not be unreasonably withheld, conditioned or delayed) as may be required for Lender to continue operations at the Property pursuant to such Permits until such Permits are transferred to, or are otherwise obtained by, Lender or its designee. Each of Borrower and Operating Lessee constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower and/or Operating Lessee under this Section in the name of Borrower or Operating Lessee, as applicable, in the event Borrower or Operating Lessee fails to do the same; provided, however, Lender shall not exercise such power of attorney without five (5) Business Days prior written notice to Borrower or Operating Lessee, as applicable, and shall exercise such power of attorney only to the extent permitted by the Transition Services Agreement or the Liquor License Cooperation Agreement.

(b) Borrower shall not permit Operating Lessee to, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (a) surrender, terminate or cancel the Liquor License; (b) reduce or consent to the reduction of the term of the Liquor License; (c) increase the amount of any fees or other amounts payable to any Person with respect to the Liquor License, except as may be required by a Governmental Authority; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Liquor License or the Liquor License Cooperation Agreement, in any material respect, in each case, without Lender’s prior written consent. Neither Borrower nor Operating Lessee shall permit Liquor License Holder to assign or subcontract Liquor License Holder’s rights, duties or responsibilities under the Liquor License Cooperation Agreement to any other Person without the express written consent of Lender. Borrower shall require Operating Lessee to cause the Liquor License (and any subsequent Liquor License) to be renewed or extended prior to its then current expiration date.

(c) Borrower and Operating Lessee shall keep and maintain its license to use all Intellectual Property necessary for the use or operation of the Property in full force and effect. Neither Borrower nor Operating Lessee shall transfer or let lapse any Intellectual Property necessary for the use or operation of the Property without Lender’s prior consent. Any website with respect to the Property (other than Tenant websites) shall be maintained by or on behalf of Borrower. Borrower shall not transfer (or permit to be transferred) any such website without Lender’s prior consent.

(d) Borrower shall not nor shall it allow Operating Lessee to, without the prior written consent of Lender, change (or permit to change) the name of the Property from “Soho Beach House”.

(e) To the extent Borrower or Operating Lessee acquires any Intellectual Property related to the Property or otherwise enters into any agreements, licenses or other contracts related to the same, Borrower and Operating Lessee shall promptly provide to Lender a description of such acquired Intellectual Property and, to the extent applicable, a true, correct and complete copy of any such filing, agreement, license or other contract related to such Intellectual Property.

5.1.27 Soho Club

(a) Borrower shall, or shall cause Operating Lessee to, fulfill and perform each and every material term, covenant and provision of any Soho Club Membership Agreement or other Soho Club Document to be fulfilled or performed by Operating Lessee thereunder.

(b) Borrower shall not, and shall cause Operating Lessee not to, amend, in any material respects, any of the terms or provisions of any Soho Club Membership Agreement or other Soho Club Document without the prior written consent of Lender; provided, however, Lender’s consent shall not be required to amendments or modifications of any Soho Club Membership Agreement or other Soho Club Documents that are Permitted Soho House Program Modifications.

(c) All Soho Club Membership Agreements entered into from and after the date hereof shall be on substantially the same terms as the existing Soho Club Membership Agreement, except modifications permitted pursuant to Section 5.1.27(b) above.

(d) Borrower shall, or shall cause Operating Lessee to, comply with all of the terms, covenants and conditions of the Soho Club Documents and any rules and regulations that may be adopted for the Soho Club, as the same shall be in force and effect from time to time.

(e) Borrower shall, or shall cause Operating Lessee to, comply with all Legal Requirements applicable to the Soho Club; and

(f) Borrower shall, or shall cause Operating Lessee to, take all actions as may be necessary from time to time to preserve and maintain the Soho Club in accordance applicable Legal Requirements. Without limitation to the foregoing, Borrower shall (and shall cause Operating Lessee to) continuously operate the Property as a private club, hotel and restaurant under the name of “Soho House Club” or “Soho Beach House” or as a “Soho House Club” or “Soho Beach House” or “Soho House” in a manner substantially similar to other so-called “Soho Houses” and private clubs and hotels operated by Soho Group and its Affiliates under the brand “Soho” (other than (i) a temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation (ii) as result of any mandated shutdown by any Governmental Authority, or (iii) temporary cessation in connection with any repair and renovation undertaken with the prior written consent of Lender). Unless Lender consents in its sole and absolute discretion, all portions of the Property which are open to the general public as of the Closing Date shall remain open to the general public during the term of the Loan unless there is no material disruption to the operations of the Property.

(g) Borrower shall not, and shall cause Operating Lessee not to, take any action to terminate or cease operation of the Soho Club. Neither Borrower nor Operating Lessee shall transfer or assign (other than pursuant to the Operating Lessee Security Agreement or to Lender)

or encumber (other than pursuant to the Operating Lessee Security Agreement or to Lender) any of its rights under the Soho Club Documents.

5.1.28 Major Contracts.

(a) Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval shall not be unreasonably withheld, conditioned or delayed, provided, that, no consent shall be required in connection with (i) the automatic renewal of a Major Contract pursuant to its terms, (ii) a renewal of a Major Contract in the ordinary course on the same terms and conditions as the existing Major Contract, or (iii) provided no Event of Default is continuing and the Major Contract is not with an Affiliate of Borrower, Operating Lessee or Guarantor, a renewal of such Major Contract in the ordinary course which increases the amount payable thereunder by no more than five percent (5%) per annum and such Major Contract is otherwise on the same terms and conditions as the existing Major Contract.

(b) Borrower shall, and shall cause Operating Lessee to, promptly (i) diligently perform and observe all of the terms, covenants and conditions to be performed and observed by it under each Major Contract to which it is a party, and do all things reasonably necessary to preserve and keep unimpaired its material rights thereunder, (ii) notify Lender of any notice of default given by any party under any Major Contract and deliver to Lender a true copy of each such notice, and (iii) enforce the performance and observance of all of the terms, covenants and conditions required to be performed and/or observed by the other party to each Major Contract and to which Borrower or Operating Lessee is a party in a commercially reasonable manner.

(c) Borrower shall not enter into any Labor Agreements, or cause the Property to be bound by any Labor Agreements, in each case, without Lender’s prior written consent.

5.1.29 License Agreement and Sublicense Agreement. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall cause Operating Lessee to (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the License Agreement and the Sublicense Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the License Agreement or the Sublicense Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each notice received by it under the License Agreement or the Sublicense Agreement; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the License Agreement and the Sublicense Agreement in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the License Agreement and the Sublicense Agreement; and (vi) not, without the prior written consent of Lender, (A) enter into any new License Agreement or Sublicense Agreement or replace or execute modifications to the existing License Agreement or Sublicense Agreement or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the License Agreement or the Sublicense Agreement, (C) reduce or consent to the reduction of the term of the License Agreement or the Sublicense Agreement, (D) increase or consent to the increase of the amount of any charges or fees under the License Agreement or the Sublicense Agreement, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the License

Agreement in any manner that has a Material Adverse Effect, (F) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Sublicense Agreement in any material respect or (G) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the License Agreement or the Sublicense Agreement. The License Fees shall only be paid with Excess Cash Flow and shall not be paid, and instead shall accrue, during a Cash Sweep Period or during the continuance of an Event of Default, provided, that, for the avoidance of doubt, the Transition Parties (as defined in the Transition Services Agreement) shall pay to the Borrower Parties (as defined in the Transition Services Agreement) the management fee in accordance with Section 5(a) of the Transition Service Agreement.

5.1.30 Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, (A) enter into any new Property Document or replace or execute modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents in any material respect, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents without the approval of Lender; provided, that to the extent the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this Section 5.1.30, and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

5.1.31 Required Repairs. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule 5.1.31 hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule 5.1.31.

5.1.32 HVCRE. Lender must be satisfied, in its sole but good faith discretion, that there is no material risk that the Loan could be classified as an HVCRE Loan and Borrower shall take any and all actions required by applicable regulations so as to ensure the same.

Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) If the Property is not self-managed by Borrower, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and provided, further, that any Qualified Manager shall have all the appropriate hospitality, liquor licenses and be in compliance with all applicable Legal Requirements at or prior to the time such Replacement Management Agreement is entered into and Borrower shall take any other actions required to ensure continuous operation of the Property as a hotel; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iv) increase or consent to the increase of the amount of any charges under the Management Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances. Borrower shall continue to own all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property and necessary for the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Mortgage and the other Loan Documents.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation, Division or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.

5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Neither Borrower or Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower nor Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) one or more of the following circumstances is true:

(i) Equity interests in each of Borrower and Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Borrower and Guarantor are held by “benefit plan investors” within the meaning of the Plan Asset Regulations; or

(iii) Each of Borrower and Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Asset Regulations or another exception to ERISA applies such that each of Borrower’s and Guarantor’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

(c) Borrower and Guarantor will fund or cause to be funded each Plan established or maintained by Borrower, Guarantor, or any ERISA Affiliate, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA (whether or not such standards are waived). As soon as possible and in any event within ten (10) days after Borrower knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower and/or Guarantor, describing said ERISA Event and the action which Borrower and/or Guarantor proposes to take with respect thereto.

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and Operating Lessee and their stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower or default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.9(a), Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, (ii) enter into any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Lessee leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, Division, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger, Division, or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Divisions or consolidation or the change, removal, resignation or addition of a managing member or non‑member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non‑managing membership interests or the creation or issuance of new non‑managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) if the Property is not self-managed by Borrower, the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof; or (viii) if any Restricted Party enters into a franchise agreement with respect to the Property.

(d) Notwithstanding the provisions of Section 5.2.10(a), Lender’s consent shall not be required in connection with:

(i) one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. In addition, after giving effect to such Transfer, Guarantor must continue to own at least 51% of the legal and beneficial interest in Borrower, Operating Lessee and Operating Lessee Pledgor. Lender shall have the right to perform searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Borrower and Operating Lessee Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer;

(ii) one or a series of Transfers of the shares in a publicly traded entity which shares are listed on the New York Stock Exchange or another nationally recognized stock exchange;

(iii) one or a series of Transfers resulting from the exercise of remedies by any institutional lender under any upper-tier credit facility existing as of the date hereof so long as (x) there is no pledge of any direct interests in any Restricted Pledge Party, (y) such facility is indirectly secured by substantial real estate assets other than the Property, and (z) no Restricted Pledge Party shall issue preferred equity that has any of the characteristics of debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return or rights of the equity holder to demand repayment of its investment), and provided, that, (A) after giving effect to such Transfer Guarantor shall be under common Control with Borrower and own more than 50% of the indirect interests in Borrower, Operating Lessee and Operating Lessee, (B) none of Borrower, Operating Lessee and Operating Lessee Pledgor shall fail to be a Special Purpose Entity by reason of such Transfer, (C) Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer and Lender shall have the right to perform searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Borrower and Operating Lessee Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer, and (D) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies;

(iv) a Transfer in one or a series of related transactions of (1) the direct or indirect ownership interests in Guarantor, Soho Group, and/or any Restricted Party which Controls Guarantor and/or Soho Group or (2) all or substantially all of Soho Group’s assets and operations in the United States (an event described under such clauses (1) or (2), a “Soho US Transferred Assets”), in each case of (1) and (2), to a Qualified Equity Owner or a Person owned and Controlled by such Qualified Equity Owner provided that the Qualified Equity Owner Requirements shall have been satisfied as a condition to any such Transfer;

(v) a Transfer among Affiliates of Borrower so long as following such Transfer, (A) Guarantor continues to (x) own a legal, beneficial and economic interest in Borrower, Operating Lessee and Operating Lessee Pledgor directly or indirectly, (y) Control Borrower, Operating Lessee and Operating Lessee Pledgor and (z) maintain the Net Worth, Liquid Assets and Available Cash (each as defined in the Guaranty) requirements set forth in the Guaranty; (B) no such Transfer shall result in the change of Control in a Restricted Party, and (C) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Lender shall have the right to perform searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Borrower and Operating Lessee Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer; or

(vi) one or a series of Transfers of the ownership interests in Soho House & Co Inc. or any successor entity permitted under the terms of this Agreement; provided, however, (x) as a condition to each such Transfer, Lender shall receive not less than seven (7) Business Days prior written notice of such proposed Transfer, provided, that, for the avoidance of doubt, no notice shall be required in connection with one or a series of Transfers of the shares in a publicly traded entity which shares are listed on the New York Stock Exchange or another nationally recognized stock exchange, and (y) Soho House & Co. Inc. or any successor entity permitted under the terms of this Agreement shall continue to own 100% of the indirect interests in, and Control, Borrower, Operating Lessee and Guarantor. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than seven (7) Business Days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Lender shall have the right to perform searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Borrower and Operating Lessee Lender’s receipt of the Satisfactory Search Results, at Borrower’s cost and expense, shall be a condition precedent to such Transfer.

(e) No Transfer of the Property and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Otherwise, Lender shall consent to a one (1) time Transfer of the Property or the legal or beneficial ownership interests therein or in Borrower, Operating Lessee and Operating Lessee Pledgor (if such Transfer is not made in accordance with Section 5.2.10(d) or Section 5.2.10(e) above) and an assumption of the entire Loan which consent shall not be unreasonably withheld provided that Lender receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i) Borrower shall pay Lender a transfer fee equal to (A) one-quarter of one percent (0.25%) of the outstanding principal balance of the Loan for the first assumption at the time of such transfer, and (B) one percent (1%) of the outstanding principal balance of the Loan for each subsequent assumption at the time of such transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);

(iii) The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating at lease five (5) similar properties to the Property (of which one property shall contain at least fifty (50) guest rooms and shall be located in Florida), which expertise shall be reasonably determined by Lender;

(iv) Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer;

(vi) With respect to a Transfer of the Property, Transferee shall assume all of the obligations of Borrower and Operating Lessee under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or any Related Entities which, in each case, is not reasonably acceptable to Lender, Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, and Lender shall have received Satisfactory Search Results for any owner of Transferee which will own a 10% or greater equity interest (directly or indirectly) in Borrower after giving effect to such Transfer;

(viii) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix) With respect to any Transfer of the Property, Transferee must be able to satisfy all representations and covenants in Section 4.1.30 and in all cases Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) If required by Lender, Transferee shall be approved by the Approved Rating Agencies, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such assumption or Transfer;

(xi) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guarantor;

(xii) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances;

(xiii) If the Property is not self-managed by the Transferee, the Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement and licensed, flagged and branded by Licensor pursuant to the License Agreement; and

(xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm / named storm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $100,000.00 for all such insurance coverage; provided however with respect to windstorm / named storm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance (1) in an amount equal to the maximum limit amount of coverage available under the Flood Insurance Acts plus (2) such greater amounts or other related and/or excess coverage as Lender shall require in its sole discretion with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and the PML/SEL of the Property exceeds twenty percent (20%); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i) and named storm coverage shall be subject to Section 7.3 hereof;

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least 24 months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 12 months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available; (6) liquor liability; (7) innkeepers liability, and (8) garagekeepers liability;

(vi) if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix) the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan;

(x) any other insurance required to be maintained by Borrower pursuant to the terms of the Operating Lease; and

(xi) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a financial strength and claims paying ability rating of (1) a rating of “A” or better by S&P (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no remaining carrier below “BBB” with S&P, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no remaining carrier below “BBB” with S&P.) and (2) a rating of “A:X” or better by AM Best. Notwithstanding anything to the contrary, Borrower shall be permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) Borrower shall replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Borrower shall replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall, within three (3) Business Days, forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Notwithstanding the foregoing, as a condition of permitting the payment of the Insurance Premiums to be financed through a third-party premium financing company under a premium finance agreement (“Premium Finance Agreement”) (A) Borrower shall submit to Lender evidence of payment of each and every installment due under the Premium Finance Agreement as each installment becomes due and payable; and (B) the premium financing company shall have agreed to provide Lender with notice in the event of cancellation of the Policies that are subject to the Premium Finance Agreement.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof. Such Policies may be “blanket policies” covering multiple locations so long as the coverages for the Property provide the protections listed above and, provided further that, any material changes to such blanket policies or an aggregation of the insured values covered under such blanket policies, the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, shall be subject to Lender’s review and reasonable approval by Lender based on the portfolio PML report(s) for the catastrophic perils and such other information as requested by Lender. Further, any such material changes, changes to the limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, shall be subject to Lender approval. Further, to the extent that any blanket policy covers more than one location within a one-thousand-foot radius of the Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain coverage as set forth in Section

6.1(a)(ix) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (viii) of this Agreement, shall name Lender its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All property Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, Operating Lessee or anyone acting for Borrower, Operating Lessee or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii) the issuers thereof shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower or Operating Lessee to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $6,000,000.00 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of a Property (but taking into account any proposed Restoration on the remaining portion the Property), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender).

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) the Operating Lease shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net

Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) the Debt Service Coverage Ratio for the Property, based on the approved budget for the twelve (12) months following full completion of the Restoration and commencement of trade from all parts of the property, shall be equal to or greater than 1.30 to 1.00;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s reasonable approval; and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, which approval shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that fifty percent (50%) of the Restoration has been completed. There shall be no Casualty Retainage with respect to costs actually incurred by Borrower for work in completing the last 50% of the required Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall, before any further disbursement of the Net Proceeds is made, either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit to Lender in an amount equal to the Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Lockbox Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof following completion of the Restoration may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Intentionally Omitted.

Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date initial deposits in the amount of (i) $336,184.00 for Taxes and Other Charges and (ii) $0.00 for Insurance Premiums, and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, Lender shall not require an escrow for Insurance Premiums pursuant to clause (b)(ii) above so long as Borrower provides Lender with satisfactory evidence (as reasonably determined by Lender) that the Property is insured in accordance with this Agreement pursuant to a blanket insurance policy reasonably acceptable to Lender. All interest on the Tax and Insurance Escrow Funds shall be added to and become a part thereof and shall be disbursed in accordance with this Section 7.2.

Section 7.3 Named Storm Coverage Reserve.

7.3.1 Deposits to Named Storm Coverage Reserve Fund. On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “Named Strom Coverage Reserve Account”) an amount equal to $40,439,366 (the “Named Storm Coverage Amount”), which Named Storm Coverage Amount shall be used to provide named storm insurance coverage in accordance with the terms of this Section 7.3. On or prior to April 1, 2024, Borrower shall obtain a Policy for losses caused by any type of named storm for Borrower and the Property which Policy shall (i) comply with Sections 6.1(b) through (e) hereof, (ii) insure the Property in an amount, which when added to the balance of the Named Storm Coverage Amount is equal to $90,439,366 (the “Total Insured Value”), (iii) provide for a premium of not more than $1,500,000 (the “Named Storm Coverage Premium Cap”) and (iv) provide for an allocation to the Property of not more than $180,000.00 (any such Policy, a “Qualified Named Storm Policy”). Amounts deposited pursuant to this Section 7.3 are referred to herein as the “Named Storm Coverage Reserve Funds”. All interest on the Named Storm Coverage Reserve Funds shall be added to and become a part thereof and shall be disbursed in accordance with Section 7.3.2 below

7.3.2 Disbursements of Named Storm Coverage Reserve Fund.

(a) Lender shall, upon receipt of an invoice for same, disburse the amount of the premium payable, in an amount not to exceed the Named Storm Coverage Premium Cap, on any Qualified Named Storm Policy to Borrower. Borrower shall deliver evidence of payment of such premium to Lender within one (1) Business Day of receipt thereof. In the event that Borrower provides evidence to Lender of a fully bound Qualified Named Storm Policy with respect to the Property, the Named Storm Coverage Amount (less any premiums paid therefrom) shall be released to Borrower. In the event that Borrower elects to purchase a Policy for named storm coverage in an amount less than the Named Storm Coverage Amount on or before April 1, 2024, the Named Storm Coverage Amount shall be reduced by the positive difference between (x) the Total Insured Value and (y) the amount of the coverage purchased and the remainder shall continue to constitute the Named Storm Coverage Amount for the remainder of the Loan term. In the event that Borrower does not purchase a Qualified Named Storm Policy or to the extent the Named Storm Coverage Amount is reduced in accordance with the preceding sentence, the Named Storm Coverage Amount shall not be released to Borrower and shall remain collateral for the Loan.

(b) In the event of a Casualty, any amounts in the Named Storm Coverage Reserve Funds shall be treated as Net Proceeds Deficiency to the extent insurance proceeds are not sufficient for the Restoration and applied in accordance with Section 6.4(b)(vi).

Section 7.4 Intentionally Omitted.

Section 7.5 FF&E Reserve.

7.5.1 Deposits to FF&E Reserve Fund. On the Closing Date, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FF&E Reserve Account”) an amount equal to $164,894.00 for FF&E Work and on each Payment Date thereafter, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FF&E Reserve Account”) an amount equal to the greater of (x) one-twelfth of four percent (4%) of the Room and F&B Revenue generated during the twelve (12) month period ending on the last day of the most recent calendar quarter for which Borrower has furnished financial statements pursuant to Section 5.11 hereof, and (y) the then-current amount (if any) required by the Management Agreement or the License Agreement for replacements or FF&E Work (the “FF&E Monthly Deposit”). The FF&E Monthly Deposit shall be (A) initially be determined for the balance of the calendar year 2023 and for the calendar year 2024 as of the Closing Date and (B) thereafter adjusted and determined by Lender annually on the Payment Date in January, 2024 and on each Payment Date falling in each subsequent January thereafter. Notwithstanding anything herein to the contrary, Lender may require Borrower to increase the monthly deposits required pursuant to this Section 7.5 upon thirty (30) days’ notice to Borrower if a Cash Sweep Period is continuing and Lender determines in its reasonable discretion that an increase is necessary to maintain proper maintenance and operation of the Property or the Collateral. Amounts deposited pursuant to this Section 7.5 are referred to herein as the “FF&E Reserve Funds”. All interest on the FF&E Reserve Funds shall be added to and become a part thereof and shall be disbursed in accordance with Section 7.5.2 below.

7.5.2 Disbursements of FF&E Reserve Fund.

(a) Lender shall disburse to Borrower the FF&E Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall have submitted a request for payment to Lender at least ten (10) days prior to the date on which Borrower has requested such payment be made, which request specifies the Approved FF&E Expenses to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall have occurred and be continuing, and (iii) Lender shall have received (a) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved FF&E Expenses, and a description thereof, (2) intentionally omitted, (3) identifying each Person that supplied materials or labor in connection with the Approved FF&E Expenses or portion thereof to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full for the applicable portion of work performed or materials supplied upon such disbursement, (5) stating that the Approved FF&E Expenses to be funded have not been the subject of a previous disbursement of FF&E Reserve Funds, and (6) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenses or portion thereof, as applicable, (b) if the cost of the Approved FF&E Expenses related to fixtures to be installed at the Property or other work to be performed by contractors, materialmen or similar Persons exceeds $500,000.00, a copy of any license, permit or other approval by any Governmental Authority required in connection with the FF&E Work and not previously delivered to Lender to be delivered to Lender within thirty (30) days following the funding by Lender of the requested disbursement, (c) if the cost of the Approved FF&E Expenses related to fixtures to be installed at the Property or other work to be performed by contractors, materialmen or similar Persons exceeds $500,000.00, lien waivers or other evidence of payment satisfactory to Lender to be delivered to Lender within thirty (30) days following the funding by Lender of the requested disbursement, (d) at Lender’s option for Approved FF&E Expenses in excess of $500,000.00, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (e) at Lender’s option, if the cost of the Approved FF&E Expenses exceeds $500,000.00, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the FF&E Work. Lender shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of FF&E Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Lender shall not be obligated to make disbursements of FF&E Reserve Funds to reimburse Borrower for the costs of routine maintenance to the Property or replacements of inventory.

(b) Nothing in this Section 7.5 shall (i) make Lender responsible for performing or completing any FF&E Work; (ii) require Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E Work; (iii) obligate Lender to proceed with any FF&E Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any FF&E Work.

(c) Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any FF&E Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.5.2(c).

(d) If a disbursement of FF&E Reserve Funds will exceed $500,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of FF&E Reserve Funds in order to verify completion of the FF&E Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of FF&E Reserve Funds. Borrower shall pay the reasonable out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(e) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, public liability insurance and other insurance to the extent required under applicable law in connection with FF&E Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 7.6 Seasonality Reserve Fund.

7.6.1 Deposits to Seasonality Reserve Fund.

(a) Borrower shall deposit or cause to be deposited with or on behalf of Lender on the Closing Date, the amount of $420,000.00. The foregoing amounts shall be held in an Eligible Account by Lender or Servicer established to hold such funds (the “Seasonality Reserve Account”). Amounts deposited from time to time into the Seasonality Reserve Account pursuant to this Section 7.6 are referred to herein as the “Seasonality Reserve Funds”. Prior to January 1, 2024 and January 1 of each calendar year thereafter during the term of the Loan, Lender shall reassess the amount necessary to be held in the Seasonality Reserve Account and Lender shall require Borrower to deposit an amount (the “Seasonality Reserve Deposit Amount”) equal to one-hundred ten percent (110%) of the positive difference between (i) the actual aggregate Gross Income from Operations anticipated to be received by Borrower during the months of May, June, July, August, September and October as set forth in the Approved Annual Budget for the calendar year immediately preceding the date of calculation and (ii) the amount necessary to ensure that the Property has a Debt Service Coverage Ratio of at least equal to 1.25 to 1.00 for the immediately preceding twelve month period.

(b) Notwithstanding the foregoing, during the continuance of an Event of Default, Lender may reassess its estimate of the amount necessary to be held in the Seasonality Reserve Account from time to time, and may require Borrower to deposit additional funds in the Seasonality Reserve Account upon thirty (30) days’ notice to Borrower if Lender reasonably determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

(c) Provided no Event of Default exists, in the event on any Payment Date occurring in the months of May, June, July, August, September or October of each year during the term of the Loan either (i) if there is no Cash Sweep Period continuing, the Property is not generating sufficient revenue to make the payments required pursuant to Sections 3.1(i), (iii)-(v) and (vii)-(viii) of the Cash Management Agreement, or (ii) during the continuance of a Cash Sweep Period, there do not exist sufficient funds in the Cash Management Account from the deposit of funds from the immediately preceding Interest Accrual Period to make the payments required pursuant to Sections 3.1(i)-(v) and (vii)-(viii) of the Cash Management Agreement (a “Seasonality Shortfall”), upon written request by Borrower, Lender shall, or shall direct Servicer to, apply funds in the Seasonality Reserve Account to compensate for any such Seasonality Shortfall. Nothing in this Section 7.6 shall require Lender to expend funds in addition to the Seasonality Reserve Funds. Nothing contained herein, including, without limitation, the existence of the Seasonality Reserve Account, shall release Borrower of any obligation to make payments under the Note, the Mortgage, this Agreement or the Loan Documents strictly in accordance with the terms hereof or thereof and, in this regard, without limiting the generality of the foregoing, should the amounts contained in the Seasonality Reserve Account not be sufficient to pay in full such Seasonality Shortfall with respect to any Payment Date, Borrower shall be responsible for paying such deficiency on such Payment Date.

Section 7.7 Excess Cash Flow Reserve Fund.

7.7.1 Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.7.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased shall be paid to Borrower.

Section 7.8 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence of and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full or defeased shall be returned to Borrower.

Section 7.9 Provisions Regarding Letter of Credit.

7.9.1 Delivery of Letters of Credit.

(a) Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection with the delivery of any Letter of Credit pursuant to this Agreement. Borrower shall not be entitled to draw from any such Letter of Credit. No party other than Lender shall be entitled to draw on any such Letter of Credit.

(b) In the event Borrower delivers to Lender a Letter of Credit pursuant to the provisions of this Agreement after the Closing Date, Borrower shall have no reimbursement obligations with respect to such Letter of Credit, and such Letter of Credit shall be a contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in a form reasonably acceptable to Lender. The aggregate amount of (i) any Letters of Credit delivered pursuant to this Agreement or any other Loan Document and (ii) any guarantees, other than non-recourse guarantees, shall not exceed ten percent (10%) of the outstanding principal balance of the Loan. The applicant under each Letter of Credit shall be required, until such time as the Debt has been paid or defeased in full, to waive, release and abrogate any and all rights it may have under any agreement, at law, in equity or otherwise (including, without limitation, any law subrogating the applicant to the rights of Lender, to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other Person liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

7.9.2 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. In connection with any such application to the Debt, Borrower shall be required to pay the applicable Yield Maintenance Premium and, if for any reason such application is not made on a regularly scheduled Payment Date and/or a Securitization has occurred, interest for the full Accrual Period during which such application occurs (otherwise if a Securitization has not occurred, the Debt being prepaid shall only include interest on the amount of Debt prepaid through the date on which such prepayment occurs). On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt if and to the extent that the Debt is not repaid or defeased in full on the Maturity Date with other immediately available funds, otherwise if the Debt is repaid or defeased in full, any such Letter of Credit shall be returned to Borrower.

7.9.3 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

ARTICLE VIII – DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Reserve Funds required hereunder or under the other Loan Documents is not paid when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) Business Days following notice to Borrower that the same is due and payable; provided, however, that in the case of any monthly installment of interest due under the Note or any payment of Reserve Funds, the failure to pay the same shall not be an Event of Default if (w) sufficient funds were on deposit in the Cash Management Account to make such payment after application of such funds in accordance with the Cash Management Agreement, (x) Lender was obligated to apply such funds to the monthly installment of interest or other amounts due under the Note or payment to the applicable Reserve Fund pursuant to the terms of the Loan Documents, (y) Lender failed to apply such funds to such payment in violation of the terms of the Loan Documents, and (z) no Event of Default is continuing;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable except to the extent (A) sums sufficient to pay the Taxes or Other Charges in question had been reserved hereunder prior to the applicable due date for the Taxes or Other Charges in question for the express purpose of paying the Taxes or Other Charges in question and Lender failed to pay the Taxes or Other Charges in question when required hereunder, and (B) no Event of Default was continuing;

(iii) if (x) the Policies are not kept in full force and effect, or (y) if certified copies of the Policies are not delivered to Lender within ten (10) days of Lender’s request; provided, however, that if any Policy is cancelled for failure to pay the Insurance Premiums, the failure to maintain the Policy shall not be an Event of Default if (w) sufficient funds were on deposit in the Cash Management Account to make such payment after application of such funds in accordance with the Cash Management Agreement, (x) Lender was obligated to apply such funds to the payment of Insurance Premiums under Section 7.2, (y) Lender failed to pay the Insurance Premiums, and (z) no Event of Default is continuing;

(iv) if any of the representations or covenants contained in Section 4(c) or 4(d) of the Operating Lessee Pledge Agreement, or the last sentence of Section 5(g) of the Operating Lessee Pledge Agreement, are breached or violated in any material respect;

(v) if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement;

(vi) if any representation or warranty made by Borrower or Operating Lessee herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; unless (A) such default was immaterial, (B) Borrower, Operating Lessee, or Operating Lessee Pledgor, as applicable, corrects such default or breach within ten (10) Business Days of the earlier of (i) notice of such default from Lender or (ii) the date Borrower, Operating Lessee or Operating Lessee Pledgor becomes aware of the event, condition or circumstance which caused such default and (C) if requested by Lender upon its reasonable determination that such default is reasonably likely to be considered by a court as a factor in granting a consolidation of the assets of Borrower, Operating Lessee, or Operating Lessee Pledgor with the assets of another Person, Borrower delivers to Lender within such ten (10) Business Day period opinions of counsel, which counsel and opinions shall be reasonably acceptable to Lender, to the effect that such default shall not negate or impair the opinions contained in the Insolvency Opinion delivered to Lender in connection with the closing of the Loan;

(vii) if Borrower, Operating Lessee or Operating Lessee Pledgor shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee or Operating Lessee Pledgor or any other guarantor under any guarantee issued in connection with the Loan or if Borrower, Operating Lessee or Operating Lessee Pledgor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee or Operating Lessee Pledgor or if any proceeding for the dissolution or liquidation of Borrower, Operating Lessee or Operating Lessee Pledgor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Operating Lessee or Operating Lessee Pledgor upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix) if Borrower, Operating Lessee or Operating Lessee Pledgor assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(xi) (A) if Borrower, Operating Lessee or Operating Lessee Pledgor breaches any covenant contained in Section 4.1.30 hereof, provided, however, that if such breach is inadvertent, non-recurring, non-material and curable, such breach shall not constitute an Event of Default if (x) Borrower, Operating Lessee or Operating Lessee Pledgor, as applicable, shall cure such breach within thirty (30) days after such breach occurs and (y) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the most recent Insolvency Opinion, to the effect that such breach shall not in any way impair or negate the opinions rendered in the Insolvency Opinion or any previously delivered Additional Insolvency Opinion, which opinion or modification shall be reasonably satisfactory to Lender in form and substance and satisfactory in form and substance to the Approved Rating Agencies and the counsel delivering such opinion or modification shall be reasonably satisfactory to Administrative Agent and satisfactory to the Approved Rating Agencies or (B) any negative covenant contained in Section 5.2 hereof, provided that, (x) other than for a breach of Section 5.2.2, Section 5.2.3, Section 5.2.9 or Section 5.2.10, the same shall not constitute an Event of Default hereunder if such breach is non-recurring and is susceptible of being cured and such breach is cured within ten (10) days of the earlier to occur of (I) Borrower’s receipt of notice thereof from Lender, or (II) Borrower becoming aware of such breach, and (y) with respect to Section 5.2.2, the same shall not constitute an Event of Default if the applicable Lien is discharged within thirty (30) days after the earlier to occur of (I) Borrower’s receipt of notice thereof from Lender, or (II) Borrower becoming aware of such breach.

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period (provided, that if notice is required by the terms of the applicable Loan Document in connection with such Default, both notice and grace shall be required), if Borrower or Operating Lessee shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect unless (A) such assumption in itself was immaterial, (B) Borrower corrects such condition within ten (10) Business Days of the earlier of (i) notice of such default from Lender or (ii) the date Borrower becomes aware of the event, condition or circumstance which caused such failure of the assumption and (C) if requested by Lender upon its reasonable determination that such failure of assumption is reasonably likely to be considered by a court as a factor in granting a consolidation of the assets of Borrower with the assets of another Person, Borrower delivers to Lender within such ten (10) Business Day period following request by Lender opinions of counsel, which counsel and opinions shall be reasonably acceptable to Lender, to the effect that the failure of the assumption shall not negate or impair the opinions contained in the Insolvency Opinion delivered to Lender in connection with the closing of the Loan;

(xiv) if any Management Agreement is in effect, a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xv) if Borrower or Operating Lessee shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) days after notice to Borrower and/or Operating Lessee from Lender;

(xvi) if (1) Borrower or Operating Lessee breaches Section 5.1.27(f) of this Agreement (“Soho Operating Covenant Breach”), and (2) such Soho Operating Covenant Breach continues for a period of ninety (90) days after written notice to Borrower and/or Operating Lessee from Lender;

(xvii) if (A) there shall occur any default under the Operating Lease, Operating Lessee Security Agreement or the Operating Lessee Lease Guaranty beyond any applicable notice and cure periods therein provided, (B) if the Operating Lease, Operating Lessee Security Agreement or Operating Lessee Lease Guaranty shall be terminated, surrendered or canceled for any reason or under any circumstances whatsoever, or (C) if any of the terms, covenants or conditions of the Operating Lease, Operating Lessee Security Agreement or Operating Lessee Lease Guaranty shall in any manner be modified, changed, supplemented, altered, amended or waived without the prior written consent of Lender;

(xviii) intentionally omitted;

(xix) failure of Liquor License Holder to (A) comply with its obligations in all material respects pursuant to the Liquor License and Liquor License Cooperation Agreement or a loss of the Liquor License as a result of (x) any act or omission (to the extent such omission is in the reasonable control of Borrower, Operating Lessee or their respective Affiliates) of Borrower, Operating Lessee, Liquor License Holder, Operating Lessee Pledgor or any Affiliate thereof, or (y) the conduct of criminal activity by Borrower, Operating Lessee, Liquor License Holder, Guarantor, Operating Lessee Pledgor or any Affiliate of any of the them, in each case which is not cured within thirty (30) days, provided, that, if Borrower shall have commenced to cure such Default within thirty (30) days and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional thirty (30) days;

(xx) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xix) above or subsections (xxi) to (xxiv) below, for ten (10) days after notice to Borrower and/or Operating Lessee from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non‑monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower and/or Operating Lessee, as applicable, shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower and/or Operating Lessee, as applicable, in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xxi) if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a material adverse effect;

(xxii) if there shall be default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to

Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxiii) if a material default has occurred and continues beyond any applicable cure period under the License Agreement if such default permits the Licensor to terminate or cancel the License Agreement; or

(xxiv) Guarantor breaches any of the Guarantor Financial Covenants and fails to appoint a Replacement Guarantor in accordance with the terms of the Guaranty.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower, Operating Lessee and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and Other Obligations of Borrower and Operating Lessee hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and each of Borrower and Operating Lessee hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and/or Operating Lessee under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower, Operating Lessee and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each of Borrower and Operating Lessee hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each of Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and/or Operating Lessee pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower and/or Operating Lessee shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower and/or Operating Lessee or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Operating Lessee, Operating Lessee Pledgor, Guarantor, if any, the Property, the Licensor and any Tenant of the Improvements. Each of Borrower and Operating Lessee acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents. Borrower agrees that each of Borrower, Operating Lessee, Guarantor and their respective officers and representatives, shall, at Lender’s request, at its sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Operating Lessee, Guarantor, the Property, the Licensor and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” “The Operating Lessee,” “The Operating Lease,” “The License Agreement” and “Certain Legal Aspects of the Mortgage Loan” (or sections similarly titled or covering similar subject matters), and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Operating Lessee, Guarantor, Manager, Licensor and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c) Each of Borrower and Operating Lessee agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Approved Rating Agencies or potential investors and addressing such matters as the Approved Rating Agencies or potential investors may require; provided, however, that (x) in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (vi) increase the obligations of Borrower under the Loan Documents other than to a de minimis extent (y) at all times (other than during the continuance of an Event of Default or in connection with a mandatory prepayment pursuant to Section 2.4.2 hereof) the weighted average interest rate of all components shall be equal to the Interest Rate. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.

(d) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e) Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.8 (subject to the requirements and limitations therein, including the requirements under Section 2.8(e) (it being understood that the documentation required under Section 2.8(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

(f) JPMorgan Chase Bank, National Association, or an agent appointed by it, in either case acting solely for this purpose as an agent of Borrower shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g) Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

9.1.2 Securitization Costs. All reasonable third party costs and expenses incurred by Borrower, Operating Lessee and Guarantors in connection with Borrower’s and Operating Lessee’s complying with this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender, provided, that Borrower shall be responsible for the payment of all of Borrower’s, Operating Lessee’s and Guarantor’s (or Affiliate’s thereof) respective attorneys’ fees, costs and expenses.

9.1.3 Mezzanine Loan.

(a) Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall at all times (other than during the continuance of an Event of Default or in connection with a mandatory prepayment pursuant to Section 2.4.2 hereof) equal the Interest Rate, except that Borrower acknowledges and agrees that the weighted average coupon between the Loan and such mezzanine loan may change in connection with an Event of Default or a prepayment of the Loan, including the application of insurance proceeds or condemnation awards following a Casualty or Condemnation, and (iii) the Maturity Date shall not change. Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Lender or the Rating Agencies.

(b) Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) Business Days following such request by Lender.

(c) The costs and expenses incurred by Borrower in connection with the Mezzanine Option shall be subject to Section 9.1.2 hereof.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Disclosure Documents, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower,” “The Operating Lessee,” “The Operating Lease,” “The License Agreement” and “Certain Legal Aspects of the Mortgage Loan,” and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Operating Lessee, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co‑underwriters, co‑placement agents or co‑initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this 9.1.3 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this 9.1.3. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this 9.1.3 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this 9.1.3), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this 9.1.3, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this 9.1.3 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this 9.1.3.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this 9.1.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower or Operating Lessee to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Operating Lessee except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or Operating Lessee and only to the extent of Borrower’s and Operating Lessee’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgage; or (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or Operating Lessee in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and each of Borrower and Operating Lessee shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) incurred or suffered by Lender (as determined in a final judicial determination) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, Operating Lessee, Operating Lessee Pledgor, or Guarantor in connection with the Loan;

(ii) the willful misconduct of Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor in connection with the Loan and/or the Property;

(iii) the intentional removal or disposal of any portion of the Property by Borrower, Operating Lessee or Guarantor during the continuance of an Event of Default (except with respect to Personal Property that is removed if such Personal

Property was removed in the ordinary course of business and such Personal Property is replaced with other Personal Property with equal or greater value and utility);

(iv) the misappropriation, misapplication or conversion by Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance except to the extent of any bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement or payment of such sums or the terms of any applicable Lease;

(v) the failure to pay Taxes (but specifically excluding any such amounts due in connection with the enforcement of any of the Loan Documents) to the extent that the Property generated sufficient revenue in the immediately preceding six (6) month period to pay the same (provided, however, that there shall be no personal liability under this subsection solely for the failure to pay Taxes if (A) sufficient sums had been reserved hereunder for the express purpose of paying the Taxes in question and Lender failed to pay same, (B) Lender’s access to such sums was not restricted or constrained by any action taken by Borrower, Operating Lessee or Guarantor in any manner and (C) no Event of Default was continuing);

(vi) failure to obtain and maintain the fully paid for Policies in accordance with Section 6.1 hereof (provided, however, that there shall be no personal liability under this subsection for the aforementioned failures to the extent that, in each case, (A) if the failure is itself a failure to pay Insurance Premiums or is solely as a result of a failure to pay Insurance Premiums and (B)(1) the Property generated insufficient revenue in the immediately preceding six (6) month period to pay the Insurance Premiums in question or (2)(I) sufficient sums had been reserved hereunder for the express purpose of paying the Insurance Premiums in question and Lender failed to pay same, (II) Lender’s access to such sums was not restricted or constrained by any action taken by Borrower, Operating Lessee or Guarantor in any manner and (III) no Event of Default was continuing);

(vii) intentionally omitted;

(viii) the termination of the License Agreement or the Sublicense Agreement (other than a termination by or at the written request of Lender);

(ix) the occurrence of a Soho Operating Covenant Breach;

(x) any termination payment or other fee, penalty or payment payable to any member pursuant to any Soho Club Documents as a result of termination thereof; provided, however, Borrower shall have no liability under this clause (xvi) unless such termination occurs on or before the date that is three (3) months after

Lender (or its designee) obtains title to the Property; provided, further, however, Borrower shall remain liable at all times if any such loss is caused by the acts or omissions of Guarantor, Borrower, Operating Lessee or any of their Affiliates;

(xi) the termination of the Transition Services Agreement (other than a termination by or at the written request of Lender);

(xii) the failure of Borrower, Operating Lessee or Operating Lessee Pledgor to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof if such failure has not been cited as a factor in the substantive consolidation of Borrower, Operating Lessee or Operating Lessee Pledgor with another Person; or

(xiii) Any voluntary Lien encumbering the Property that is not covered by Section 9.3(c)(ii)(C) below.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower (A) in the event of: (1) Borrower, Operating Lessee or Operating Lessee Pledgor filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing of an involuntary petition against Borrower, Operating Lessee or Operating Lessee Pledgor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Operating Lessee, Operating Lessee Pledgor or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Lessee or Operating Lessee Pledgor from any Person; (3) Borrower, Operating Lessee or Operating Lessee Pledgor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (4) intentionally omitted; or (5) Borrower, Operating Lessee or Operating Lessee Pledgor making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due (other than admissions to Lender or except as may be required under subpoena or pursuant to any court required document); (B) if Borrower, Operating Lessee or Operating Lessee Pledgor fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof and such failure is cited by a bankruptcy court as a factor in connection with a substantive consolidation of the assets and liabilities of Borrower, Operating Lessee or Operating Lessee Pledgor with those of any other Person in a bankruptcy proceeding, (C) if Borrower or Operating Lessee fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property for borrowed money; (D) if Borrower or Operating Lessee fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement; (E) if Guarantor (or any Person comprising Guarantor), Borrower or Operating Lessee or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan

Document, raises a defense or seeks judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, in each case, in bad faith as determined by a final judgment, or (F) the Operating Lease, the Operating Lessee Security Agreement or the Operating Lessee Lease Guaranty is cancelled, terminated or surrendered, in each case without Lender’s prior written consent and other than any termination by or at the request of Lender.

Section 9.4 Matters Concerning Manager. If a Management Agreement is in effect, if (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default occurs under the Management Agreement, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer: (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); or (iv) any special requests made by Borrower, Operating Lessee or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan.

Section 9.6 Matters Concerning Licensor. If (i) the Debt has been accelerated pursuant to Section 8.1(b) hereof, (ii) Licensor shall become bankrupt or insolvent or (c) a default occurs under the License Agreement, Borrower shall, at the request of Lender, terminate the License Agreement and replace the Licensor with a franchisor approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the franchise fee for such replacement franchisor shall not exceed then prevailing market rates, provided, that, as a condition to Lender’s exercise of its right under this Section 9.6, the Transition Services Agreement and the License Agreement shall be terminated.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and/or Operating Lessee, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT TO THE MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, OTHER THAN AS DESCRIBED ABOVE WITH RESPECT TO THE MORTGAGE, TO THE

FULLEST EXTENT PERMITTED BY THE LAW THE STATE IN WHICH THE PROPERTY IS LOCATED, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporate Creations Network Inc.
600 Mamaroneck Ave, #400
Harrison, New York 10528

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, or electronically transmitted by e-mail with hard copy delivered by hand or reputable overnight courier (unless waived by Lender as described below), addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (d) on the next Business Day if sent by an overnight commercial courier and (e) if transmitted by e-mail, (A) if such e-mail was sent prior to 5 P.M. EST on a Business Day, then on the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (y) if such e-mail was sent on a day that is not a Business Day or after 5 P.M. EST on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent, provided that a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such e-mail was sent; provided, however, that by written notice to Borrower, Lender shall have the unilateral right at any time to waive the hard copy requirement with respect to all Notices sent via e-mail, in each case addressed to the parties as follows:

If to Lender: JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Simon B. Burce

Email: simon.burce@jpmchase.com

and

Citi Real Estate Funding Inc.

388-390 Greenwich Street, Trading Floor 4

New York, New York 10013

Attention: Ana Rosu Marmann

Facsimile No.: (646) 328-2938

with a copy to: JPMorgan Chase Bank, National Association

4 Chase Metrotech Center, 4th Floor

Brooklyn, New York 11245-0001

Attention: Nancy S. Alto

and

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Bonnie A. Neuman
Email: bonnie.neuman@cwt.com

If to Borrower: Beach House Owner, LLC
c/o Soho House & Co.
515 W 20th Street
Suite 5W
New York, New York 10011
Attention: Rimma Kanter
Email: rimma.kanter@sohohouse.com

With a copy to: Sidley Austin, LLP
1001 Brickell Bay Drive
Suite 900
Miami, Florida 33131
Attention: Beatriz Azcuy
Email: bazcuy@sidley.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7 Trial by Jury. EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER OR LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER OR LENDER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all actual out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (but subject to the provisions of this Agreement) (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date expressly required or permitted to be performed under this Agreement and the other Loan Documents; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its their respective obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. This Section 10.13(b) shall not apply with respect to Section 2.8 Taxes other than any Section 2.8 Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses or disbursements arising from any non-tax claim.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d) Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy‑in‑common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity.

(a) All news releases, publicity or advertising by Borrower, Operating Lessee or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates shall be subject to the prior written approval of Lender in its sole discretion.

(b) All news releases, publicity or advertising by Lender through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower shall be subject to the prior written approval of Borrower in its sole discretion, except Borrower’s approval shall not be required in connection with a Securitization, any Disclosure Documents, as required by any legal requirements, in connection with any private placement memorandum or prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act or in connection with any exercise of remedies by Lender under the Loan Documents.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower and its partners and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors.

(a) Borrower hereby represents that, except for Walker Dunlop (“Broker”) it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

(b) Notwithstanding anything in clause (a) above to the contrary, Borrower hereby acknowledges that (i) at Lender’s sole discretion, Broker may receive further consideration from Lender relating to the Loan or any other matter for which Lender may elect to compensate Broker pursuant to a separate agreement between Lender and Broker (which compensation may include a one-time payment on the Closing Date, a profit sharing payment and/or ongoing payments from

Lender to Broker), (ii) Lender shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise and (iii) Borrower had the opportunity to speak with Broker regarding such additional consideration. Borrower hereby acknowledge that such additional consideration may create a potential conflict of interest for the Broker in its relationship with Borrower and/or Guarantor and agrees that (x) Lender is not responsible for any recommendations or advice that Broker has given to Borrower or Guarantor, (y) Lender and Borrower (and Guarantor) are dealing at arms’-length with each other in a commercial lending transaction and (z) no fiduciary or other special relationship exists or shall exist between them. Borrower hereby further agree and acknowledge that Lender has not interfered with Broker’s relationship with Borrower or Guarantor in connection with the transaction contemplated herein and has not caused Broker to breach any duty that it may owe Borrower or Guarantor.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s and or Operating Lessee’s management regarding the significant business activities and business and financial developments of Borrower and/or Operating Lessee; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings may occur periodically following reasonable prior notice by Lender and at reasonable time (but no more than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and/or Operating Lessee at any reasonable times upon reasonable notice; and

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow and a management report.

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.26 Co-Lenders.

(a) Prior to a Securitization of all or any portion of the Loan, JPMorgan Chase Bank, National Association has been appointed as administrative agent by Lender and shall act as administrative agent for the Loan (together with any successor administrative agent and solely in its capacity as administrative agent, the “Administrative Agent”) for itself as a Lender, Lender and any other financial institution or entity who may become a Lender through a syndication (each, a “Co-Lender”). Borrower acknowledges that, prior to a Securitization of all or any portion of the Loan, Administrative Agent has the sole and exclusive authority to execute documents and perform under this Agreement as “Lender” hereunder and on behalf of itself, as a Co-Lender and as administrative agent for itself and the Co-Lenders. Prior to a Securitization of all or any portion of the Loan, Borrower shall not have any obligation to recognize or deal directly with (or provide any notices, information, statements or certificates to) any Co-Lender. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, prior to a Securitization of all or any portion of the Loan, Borrower shall be deemed to have complied with any requirement under this Agreement or the other Loan Documents to deliver notice to any Co-Lender when any such notice is delivered to Administrative Agent, and no notice received by Borrower under this Agreement shall be effective unless such notice is received by Borrower from Administrative Agent. Prior to a Securitization of all or any portion of the Loan, Borrower may rely conclusively on the actions of Administrative Agent to bind the Co-Lenders, notwithstanding that the particular action in question may, pursuant to the terms of a co-lender agreement or other similar document between Administrative Agent and/or Co-Lenders, be subject to the consent or direction of some or all of the Co-Lenders. For the avoidance of doubt, this Section 10.26(a) shall be of no further force and effect after a Securitization of all or any portion of the Loan.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower or Operating Lessee only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and/or Operating Lessee and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, Operating Lessee, Guarantor and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.27 Operating Lessee. Borrower acknowledges that its responsibilities hereunder to cause the Operating Lessee to take action or to not take action (the “Operating Lessee Obligations”) are absolute and not contingent on Operating Lessee agreeing to take or not take such actions. Borrower shall have no cure periods (other than those cure periods specifically provided for in the Loan Documents) with respect to such the Operating Lessee Obligations and Borrower’s failure to comply with the Operating Lessee Obligations hereunder shall have the same force and effect as if the action (or failure to act) of the Operating Lessee was performed (or not performed, as applicable) by Borrower.

Section 10.28 Counterparts; Electronic Signatures.

(i) This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BEACH HOUSE OWNER, LLC, a Delaware limited liability company

By: /s/ Andrew Carnie
Name: Andrew Carnie
Title: CEO

OPERATING LESSEE:

SOHO HOUSE BEACH HOUSE, LLC, a Delaware limited liability company

By: /s/ Andrew Carnie
Name: Andrew Carnie
Title: CEO

=

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By: /s/ Jessica Wong
Name: Jessica Wong
Title: Authorized Signatory

CITI REAL ESTATE FUNDING INC., a New York corporation

By: /s/Ana Rosu Marmann
Name: Ana Rosu Marmann
Title: Authorized Signatory

=

SCHEDULE 1.1

(LIQUOR LICENSE)

SCH. 1.1-1

SCHEDULE 1.2

(RATABLE SHARE)

SCH. 1.2-1

SCHEDULE 4.1.1

(ORGANIZATIONAL CHART OF BORROWER)

SCH. 4.1.1-1

SCHEDULE 4.1.26

(RENT ROLL)

SCH. 4.1.26-1

SCHEDULE 4.1.47

(SOHO CLUB MEMBERSHIP REPORT)

SCH. 4.1.26-1

SCHEDULE 5.1.31

(REQUIRED REPAIRS - DEADLINES FOR COMPLETION)

Description	Deadline for Completion
Repair tiles in rooftop pool area	May 11, 2024
Repair stucco cracks	May 11, 2024
Repair fire alarm system	July 11, 2023
Test existing fire safety equipment (fire alarm)	July 11, 2023
Elevator inspection	May 11, 2024

Schedule 5.1.31-1

EXHIBIT A

TAX COMPLIANCE CERTIFICATES

EXHIBIT A-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [_____________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and [______________], as Borrower.

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, Operating Lessee and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[LENDER]

By:
Name:
Title:

= Exhibit A-1-1

EXHIBIT A-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [_______________](as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and [_________________], as Borrower.

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non‑U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[LENDER]

By:
Name:
Title:

Exhibit A-2-1

EXHIBIT A-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [_____________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and [_________________], as Borrower.

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[LENDER]

By:
Name:
Title:

Exhibit A-3-1

EXHIBIT A-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [________________] (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), among JPMorgan Chase Bank, National Association, as Lender, and [___________________], as Borrower.

Pursuant to the provisions of Section 2.8 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, Operating Lessee and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[LENDER]

By:
Name:
Title:

= Exhibit B-1